Exhibit 4.1

*** TEXT OMITTED AND FILED SEPARATELY CONFIDENTIAL TREATMENT REQUESTED

THIRD EYE CAPITAL CORPORATION

as "Administrative Agent"

and

THE NOTEHOLDERS PARTY HERETO

as the "Noteholders"

and

LIMA ENERGY COMPANY

as the "Company"

and

USA SYNTHETIC FUEL CORPORATION

as the "Parent"

NOTE PURCHASE AGREEMENT

Dated as of September 24, 2012

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION

Section 1.1	Defined Terms	- 1 -
Section 1.2	Meaning of "outstanding" for certain purposes	- 20 -
Section 1.3	Certain Phrases, etc.	- 20 -
Section 1.4	Interpretation Not Affected by Headings	- 20 -
Section 1.5	References	- 21 -
Section 1.6	Currency	- 21 -
Section 1.7	Non-Business Day	- 21 -
Section 1.8	Invalidity of Provisions	- 21 -
Section 1.9	Governing Law	- 21 -
Section 1.10	Service	- 22 -
Section 1.11	Paramountcy	- 22 -
Section 1.12	Number and Gender	- 22 -
Section 1.13	Time of the Essence	- 22 -
Section 1.14	Accounting Terms	- 22 -

ARTICLE 2 THE NOTES
Section 2.1	Purchase of the Notes	- 22 -
Section 2.2	Conditions Precedent to Purchase of Notes	- 23 -
Section 2.3	Creation and Issuance of the Notes	- 26 -
Section 2.4	Description of Notes	- 26 -
Section 2.5	Place of Payment	- 27 -
Section 2.6	Form of Notes	- 27 -
Section 2.7	Legend	- 27 -
Section 2.8	Execution of Notes	- 28 -
Section 2.9	Certification	- 28 -
Section 2.10	Interest and Payments	- 29 -
Section 2.11	Replacement of Notes	- 29 -
Section 2.12	Option of Holder as to Place of Payment	- 29 -
Section 2.13	Record of Payments	- 30 -
Section 2.14	Payment Before Stated Maturity Date	- 30 -
Section 2.15	Notes to Rank Pari Passu	- 30 -
Section 2.16	No Setoff	- 30 -
Section 2.17	Use of Proceeds	- 30 -
Section 2.18	Taxes and Other Taxes	- 30 -
Section 2.19	Assignment and Assumption of GEI Notes	- 31 -

ARTICLE 3 REGISTRATION, TRANSFER, EXCHANGE AND OWNERSHIP OF NOTES

Section 3.1	Registration	- 32 -
Section 3.2	Transfer of Notes	- 32 -
Section 3.3	Transferee Entitled to Registration	- 33 -

i

Section 3.4	Exchange of Notes	- 33 -
Section 3.5	Ownership of Notes and Entitlement to Payment	- 33 -
Section 3.6	Restriction on Transfer of Notes under U.S. Securities Laws	- 33 -
Section 3.7	No Notice of Trusts	- 34 -

ARTICLE 4 REDEMPTION

Section 4.1	Mandatory Tiered Redemption of Notes	- 34 -
Section 4.2	Redemption on Occurrence of Certain Events	- 34 -
Section 4.3	Option to Redeem	- 34 -
Section 4.4	Notice to Redeem	- 34 -
Section 4.5	Manner of Redemption	- 35 -
Section 4.6	Cancellation of Notes on Redemption	- 35 -

ARTICLE 5 SECURITY

Section 5.1	Company Security Documents	- 35 -
Section 5.2	Other Obligor Guarantees and Security Documents	- 35 -
Section 5.3	Registration of the Security	- 36 -
Section 5.4	Blocked Account Agreements	- 36 -
Section 5.5	After Acquired Property and Further Assurances	- 36 -

ARTICLE 6 COVENANTS OF THE COMPANY

Section 6.1	Information Covenants	- 37 -
Section 6.2	Financial Covenants	- 39 -
Section 6.3	Affirmative Covenants	- 40 -
Section 6.4	Negative Covenants	- 45 -

ARTICLE 7 REPRESENTATIONS AND WARRANTIES

Section 7.1	Representations and Warranties	- 48 -

ARTICLE 8 DEFAULT AND ENFORCEMENT

Section 8.1	Event of Default	- 55 -
Section 8.2	Acceleration on Default	- 58 -
Section 8.3	Waiver of Default	- 59 -
Section 8.4	Enforcement by the Noteholders	- 59 -
Section 8.5	Right of Setoff	- 59 -
Section 8.6	Application of Moneys	- 60 -
Section 8.7	Remedies Cumulative	- 60 -
Section 8.8	Judgment Against the Company	- 60 -
Section 8.9	Administrative Agent May Perform Covenants	- 61 -

ARTICLE 9 SATISFACTION AND DISCHARGE

Section 9.1	Cancellation	- 61 -

ARTICLE 10 THE ADMINISTRATIVE AGENT AND NOTEHOLDERS

Section 10.1	Authorization and Action	- 61 -
Section 10.2	No Liability	- 62 -
Section 10.3	Administrative Agent as Noteholder	- 62 -
Section 10.4	Noteholder Credit Decisions	- 63 -
Section 10.5	Indemnification	- 63 -
Section 10.6	Liability of the Noteholders inter se	- 63 -
Section 10.7	Successor Administrative Agents	- 63 -

ARTICLE 11 NOTICES

Section 11.1	Notices	- 64 -

ARTICLE 12 MISCELLANEOUS

Section 12.1	Counterparts and Facsimile	- 64 -
Section 12.2	Language of Agreement	- 65 -
Section 12.3	No Strict Construction	- 65 -
Section 12.4	Complete Agreement	- 65 -
Section 12.5	Indemnification	- 65 -
Section 12.6	Acknowledgments	- 66 -
Section 12.7	Attorney	- 67 -
Section 12.8	Amendments and Waivers	- 67 -
Section 12.9	Successors and Assigns	- 67 -
Section 12.10	Waiver of Right to Jury Trial	- 68 -
Section 12.11	Waiver and Acknowledgement	- 69 -
Section 12.12	Announcements	- 69 -
Section 12.13	Maximum Rate of Interest	- 69 -
Section 12.14	Judgment Currency	- 69 -
Section 12.15	Interest on Amounts	- 70 -
Section 12.16	Severability	- 70 -
Section 12.17	Survival	- 70 -
Section 12.18	Confidentiality	- 70 -
Section 12.19	Patriot Act	- 71 -

ADDENDA

Schedule A	FORM OF NOTE
Schedule B	FORM OF COMPLIANCE CERTIFICATE
Schedule 6.4(c)	Liens
Schedule 7.1(a)	Incorporation and Qualification
Schedule 7.1(l)	Leased and Owned Properties
Schedule 7.1(t)	Environmental Compliance
Schedule 7.1(x)	Corporate Structure
Schedule 7.1(aa)	Default or Event of Default
Schedule 7.1(cc)(i)	Jurisdictions
Schedule 7.1(cc)(ii)	Authorizations
Schedule 7.1 (cc)(iii)	Intellectual Property
Schedule 7.1(cc)(iv)	Proceedings
Schedule 7.1(cc)(v)	Material Contracts
Schedule 7.1(cc)(vi)	Settlement Agreements
Schedule 7.1(dd)	Insolvency

NOTE PURCHASE AGREEMENT

This Note Purchase Agreement (as the same may be amended, modified, extended, renewed, restated, replaced or supplemented from time to time, this "Agreement") is dated as of September 24, 2012, by and among LIMA ENERGY COMPANY, a corporation incorporated and existing under the laws of the State of Ohio (together with its successors and permitted assigns, the "Company"), USA SYNTHETIC FUEL CORPORATION, a corporation incorporated and existing under the laws of the State of Delaware (together with its successors and permitted assigns, the "Parent"), THIRD EYE CAPITAL CORPORATION, as agent for the Noteholders (together with its successors in such capacity, and their respective successors and assigns, the "Administrative Agent"), and THE NOTEHOLDERS FROM TIME TO TIME PARTY HERETO.

WHEREAS:

A.	The Company is desirous of creating, issuing and selling Notes (as hereinafter defined), the issuance of which is provided for by this Agreement;

B.
The Company, under the laws relating thereto, is duly authorized to create, issue and sell the Notes to be issued as herein provided to evidence indebtedness of the Company existing on the date hereof or incurred by the Company at any time hereafter in accordance with the terms of this Agreement;

C.
All necessary resolutions of the Directors (as hereinafter defined) of the Company have been duly passed and other proceedings taken and conditions complied with to make the creation and issue of the Notes proposed to be issued hereunder and this Agreement and the execution thereof and hereof legal, valid and effective;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the foregoing recitals, the entering into of the Financing Documents (as defined below) by the Parties and their affiliates, as applicable, which form an integral part of this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed and declared as follows:

ARTICLE 1
INTERPRETATION

Section 1.1	Defined Terms.

For the purposes of this Agreement, the following terms have the meanings set forth below:

"Acquisition" means the acquisition of the Coal Asset from GEI by the Company, on terms and conditions satisfactory to the Administrative Agent.

"Affairs" means the property, assets, nature of assets, business, results of operations, performance, liabilities, prospects or condition (financial or otherwise) of a specified Person.

"Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  "Controlling" and "Controlled" have meanings correlative thereto.

"Agreed Use of Proceeds" means the use of proceeds submitted to the Administrative Agent by the Parent and approved by the Administrative Agent prior to the First Closing.

"Amount to be Redeemed" has the meaning given thereto in Section 4.4.

"Annual Business Plan" means the annual business plan of the Parent, prepared on a consolidated basis, with financial projections and budgets on an annual basis, in each case consisting of a balance sheet, statement of income, statement of cash flows, proposed capital expenditures and a list of assumptions upon which such projections are based.

"Applicable Law" means any international treaty, any domestic or foreign constitution or any supranational, regional, federal, provincial, territorial, state, municipal, tribal or local statute, law, ordinance, code, rule, regulation, order (including any consent decree or administrative order), applicable to, or any directive, guideline, policy or Authorization of any Governmental Entity having jurisdiction with respect to any specified Person, property, transaction or event or any of such Person’s Affairs, and any order, judgment, award or decree of any Governmental Entity, or arbitrator in any proceeding or action to which the Person in question is a party or by which such Person or any of its Affairs is bound.

"Authorization" means any authorization, approval, consent, exemption, licence, permit, franchise or no-action letter from any Governmental Entity having jurisdiction with respect to any specified Person, the Properties, property, transaction or event, or any of such Person’s Affairs or from any Person in connection with any contractual or other rights.

"Blocked Accounts" means those deposit accounts of the Parent and the Company, including the Minimum Cash Blocked Account, which are the subject of the Blocked Account Agreements.

"Blocked Account Agreements" means, in respect of the deposit accounts of the Parent and the Company, those certain blocked account agreements and deposit account control agreements among the applicable Blocked Account Provider with respect to such deposit account, the Administrative Agent, and the Company or the Parent, as applicable, in each case, in form and substance satisfactory to the Administrative Agent, as the same may be amended, supplemented, modified or replaced from time to time.

"Blocked Account Provider" means each depositary, bank, financial institution or other Person identified as such in the Blocked Account Agreements and their respective successors in connection with their respective responsibilities for providing and servicing the Blocked Accounts.

"Board" means the Board of Directors of the Parent existing from time to time.

"Buildings and Fixtures" means all plant, buildings, structures, erections, Improvements, appurtenances and fixtures (including affixed machinery and affixed equipment) situate on any of the Properties.

"Business" means the development, construction, ownership and operation of gasification, synthetic natural gas and Fischer-Tropsch liquid production facilities to convert lower value, solid hydrocarbons such as coal, petroleum coke and biomass into higher value, environmentally cleaner energy sources.

"Business Day" means any day other than Saturday, Sunday or a statutory holiday when banks are not open in New York, New York or Toronto, Ontario.

"Capital Expenditures" means all expenditures made by a Person required to be capitalized in accordance with GAAP.

"Capital Lease" means, with respect to a Person, a lease or other arrangement in respect of real or personal property that is required to be classified and accounted for as a capital lease obligation on a balance sheet of the Person in accordance with Generally Accepted Accounting Principles.

"Capital Lease Obligation" means, with respect to a Person, the obligation of the Person to pay rent or other amounts under a Capital Lease and for the purposes of this definition, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date as determined in accordance with Generally Accepted Accounting Principles.

"Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent interests in a Person (other than a corporation), and any and all warrants, rights or options to purchase any of the foregoing.

"Cash Equivalents" means (i) investment grade securities issued, guaranteed or insured by the United States of America or any state, and having terms to maturity of not more than one year, and (ii) time deposits and certificates of deposit having maturities of not more than one year of any domestic commercial bank of recognized standing and investment grade credit rating having net capital in excess of $500,000,000.

"CEC" means Cleantech Energy Company, a corporation incorporated in the State of Wyoming, and its successors and permitted assigns.

"Chairman" means Harry Hammond Graves.

"Chairman’s Pledge Agreement" means the First Lien Chairman's Pledge Agreement of even date herewith granted by the Chairman to the Administrative Agent for the benefit of the Secured Parties, pledging all Capital Stock held by the Chairman in the capital of the Obligors, ***, *** and ***, which First Lien Chairman's Pledge Agreement shall be satisfactory in form and substance to the Administrative Agent.

"Change of Control" means the occurrence of any of the following events:

(a)
there is consummated any amalgamation, consolidation, statutory arrangement (involving a business combination), merger of the Parent or similar transaction (i) in which the Parent is not the continuing or surviving corporation, or (ii) pursuant to which any Voting Shares of the Parent would be reclassified, changed or converted into or exchanged for cash, securities or other property, other than (in each case) an amalgamation, consolidation, statutory arrangement, merger of the Parent or similar transaction in which the holders of the Voting Shares of the Parent immediately prior to the amalgamation, consolidation, statutory arrangement, merger or similar transaction have, directly or indirectly, more than 50% of the Voting Shares of the continuing or surviving corporation immediately after such transaction;

*** Text Omitted and Filed Separately Confidential Treatment Requested

(b)
any Person or group of Persons shall succeed in having a sufficient number of its nominees elected to the Board of the Parent such that such nominees, when added to any existing Director remaining on the Board after such election who was a nominee of or is an Affiliate or related Person of such Person or group of Persons, will constitute a majority of the Board;

(c)
any "person or "group" (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), excluding the Permitted Investors, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the "beneficial owner (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 20% of the outstanding Common Shares of Parent;

(d)
the Parent shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Company, Cleantech or CEC free and clear of all Liens (except Liens created by the Security Documents and Liens securing other obligations of the Obligors pursuant to the Financing Documents);

(e)	any sale of all or substantially all of the Company's assets, the Parent’s assets, or the Common Shares;

(f)	the Chairman ceases to own, directly or indirectly, the aggregate number of Common Shares that he owns, directly or indirectly, on the date hereof;

(g)
any sale of (i) the Coal Asset, the Plant or the Lima Energy Project, or (ii) all or substantially all of the assets of the USASF Group, other than the Coal Asset, Plant or the Lima Energy Project, on a consolidated basis; or

(h)
the execution by any Company Party or any Affiliate of any Company Party of any agreement, letter of intent, commitment, arrangement, or understanding with respect to any proposed transaction or event or series of transactions or events that, individually or in the aggregate, may reasonably be expected to result in any of the events in (a) through (g) above or the execution of any written agreement that, when fully performed by the parties thereto, would result in any of the events in (a) through (g) above.

"Cleantech" means Cleantech Corporation, a corporation incorporated in the State of Delaware, and its successors and permitted assigns.

"Closing" means the purchase and sale of any Notes as contemplated herein, including the First Closing and the Subsequent Closings.

"Closing Date" means, in respect of each Closing, the date upon which all of the conditions in Section 2.2 have been fulfilled or waived and the purchase and sale of Notes has occurred in connection with such Closing.

"Coal Asset" means all of the coal property, resources, reserves and other mineral interests owned by GEI and to be purchased by the Company pursuant to the Acquisition, and located in Fayette Township, Vigo County, Indiana, having a recoverable reserve quantity of approximately fifty million (50,000,000) net tons of coal.

"Coal Asset Distressed Value" means the distressed value of the Coal Asset as determined semi-annually by Pace Global, LLC or such other independent valuation expert acceptable to the Administrative Agent.

"Coal Asset Market Value" means the market value of the Coal Asset as determined semi-annually by Pace Global, LLC or such other independent valuation expert acceptable to the Administrative Agent.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Coal Supply Agreements" means those contracts, licenses, leases, royalties, commitments, undertakings, agreements, arrangements or other instruments of any nature entered into by any of the Company Parties for the sale, purchase, exchange, processing, or handling of coal with an initial term of more than one year and that are in effect from time to time.

"Collateral" means any and all property and assets in respect of which the Administrative Agent or any other Secured Party has or will have or is intended to have a Lien pursuant to a Security Document, including (i) the Coal Asset, (ii) the Plant and the Lima Energy Project, (iii) all personal property (including Equipment) of each Obligor, (iv) the other Properties, (v) all cash and securities of each Obligor, including, without limitation, cash and securities in the Blocked Accounts, (vi) all Leases, Mineral Interests, Mines of each Obligor, and all other assets and interests and all proceeds and products thereof and rights of insurance policies, (vii) all Capital Stock pledged or intended to be pledged by the Parent and the other Obligors, (viii) all Capital Stock pledged or intended to be pledged by the Chairman pursuant to the Chairman’s Pledge Agreement, and (ix) all other collateral and/or security granted and/or securities pledged by an Obligor to the Administrative Agent, the other Secured Parties or any other Person pursuant to the Security Documents to secure the Note Indebtedness, together with all books and records relating to the foregoing.

"Common Shares" means the issued and outstanding common shares in the capital of the Parent.

"Commonly Controlled Entity" means an entity, whether or not incorporated, that is under common control with the Parent within the meaning of Section 4001 of ERISA or is part of a group that includes the Parent and that is treated as a single employer under Section 414 of the Code.

"Company Note" means the promissory note dated September 24, 2012 in the amount of $11,000,000 issued by the Company to the Parent, and subordinated by its terms to the prior indefeasible payment in full in cash of the Note Indebtedness.

"Company Parties" means, collectively, the Parent and the USASF Group.

"Compliance Certificate" means a certificate of the Parent substantially in the form of Schedule "B", signed by a Senior Officer of the Parent.

"Consolidated Current Assets" means, at any time, all current assets of the Parent and its Consolidated Entities, determined on a consolidated basis as of such time in accordance with GAAP.

"Consolidated Current Liabilities" means, at any time, all current liabilities of the Parent and its Consolidated Entities, determined on a consolidated basis as of such time in accordance with GAAP.

"Consolidated Entities" means each USASF Group member (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Parent in accordance with GAAP provided that no Person that is not an Obligor shall be a Consolidated Entity.

"Consolidated Net Income" means, for any period, the net income (or loss) of the Parent and its Consolidated Entities for such period determined on a consolidated basis in accordance with GAAP, but excluding the income of any other Person (other than its Consolidated Entities) in which the Parent or any Consolidated Entity has an ownership interest, unless received by the Parent or such Consolidated Entity, as the case may be, in a cash distribution.

 "Consolidated Unfunded Capital Expenditures" means the amount of all capital expenditures of the Parent and its Consolidated Entities, determined on a consolidated basis, to the extent not financed or to be financed by the proceeds of Indebtedness or Capital Stock of the Company Parties.

"Contaminant" means any solid, liquid, gas, odour, heat, sound, vibration, radiation or combination of any of them in quantities that may (i) injure or damage property or plant or animal life, (ii) harm or materially discomfort any Person, (iii) adversely affect the health of any individual, (iv) impair the safety, of any individual, (v) render any property or plant or animal life unfit for use by man, (vi) cause loss of enjoyment of normal use of property, or (vii) interfere with the normal course of business, and includes any "contaminant" within the meaning assigned to such term in any Environmental Law applicable to any Properties or Company Party.

"Deemed Year" has the meaning ascribed to such term in Section 2.10.

"Default" means an event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

"Default Rate" has the meaning ascribed to such term in Section 2.4.

"Director" means a director of the Parent for the time being and "Directors" means the board of directors of the Parent or, whenever duly empowered, a committee of the board of directors of the Parent, and reference to action by the Directors means action by the directors as a board or action by such a committee of the Board as a committee.

"Distribution" means with respect to any Person the amount of (i) any dividend or other distribution on issued Capital Stock of the Person or any of its Subsidiaries, (ii) the purchase, redemption or retirement amount of any issued equity, warrants or any other options or rights to acquire Capital Stock of the Person or any of its Subsidiaries redeemed or purchased by the Person or any its Subsidiaries, or (iii) any payments, other than salaries or wages paid in the ordinary course, whether as consulting fees, management fees, repayment of indebtedness or otherwise to any Related Party of the Person or any of its Subsidiaries.

"Environmental Laws" means any Law, including any common law, which relates to or otherwise imposes liability or standards of conduct concerning discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, into air, water or groundwater, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous or toxic wastes, substances or materials.

"Environmental Matters" means:

(a)
any condition or substance, heat, energy, sound, vibration, radiation or odor that may affect any component of the earth and its surrounding atmosphere or affect human health or any plant, animal or other living organism; and

(b)	any waste, toxic substance, contaminant or dangerous good or the deposit, release or discharge of any thereof into any component of the earth and its surrounding atmosphere.

"Environmental Site Assessment Report" means, with respect to the Properties, a Phase I environmental site assessment report prepared by an environmental consulting firm acceptable to the Administrative Agent, which report shall comply with ASTM standard 1527-05.

"Equipment" means all machinery and equipment owned by any Company Party and required in the ordinary course of such Company Party’s business.

"Event of Default" has the meaning attributed thereto in Section 8.1.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Sections 414(b), 414(c), 414(m) or 414(o) of the Code, or solely for purposes of Section 302 or 303 of ERISA or Section 412 or 430 of the Code, is treated as a single employer under Section 414 of the Code.

"Existing GEI Note" means a promissory note dated as of March 15, 2010 in the principal amount of $38,000,000 issued by the Company to Global Energy, Inc.

"Fee Letter" means that certain letter agreement dated the date hereof between the Company, the Parent and the Administrative Agent.

"Financial Assistance" means any advances, loans or other extensions of credit, guarantees, indemnities or other contingent liabilities in the nature of a guarantee or indemnity or capital contributions (other than prepaid expenses in the ordinary course of business) to (by means of transfers of property, money or assets), or any purchase of any Capital Stock, stocks, bonds, notes, debentures or other securities of, any Person or the acquisition of all or substantially all the assets of, any Person or of a business carried on by, or a division of, any Person.  In determining the aggregate amount of Financial Assistance by any Company Party outstanding at any particular time, (i) take the amount of any investment represented by a guarantee or similar contingent obligation at not less than the principal amount of the obligations guaranteed and outstanding, (ii) deduct in respect of any Financial Assistance any amount received by such Company Party as return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution), (iii) do not deduct in respect of any Financial Assistance any amounts received as earnings on such Financial Assistance, whether as dividends, interest or otherwise, and (iv) do not deduct from the aggregate amount of Financial Assistance any decrease in its market value.

"Financial Instrument" means any agreement pursuant to which Financial Instrument Obligations are created or incurred.

"Financial Instrument Obligations" means, with respect to any Person, obligations arising under:

(a)
interest rate swap agreements, forward rate agreements, floor, cap or collar agreements, futures or options, insurance or other similar agreements or arrangements, or any combination thereof, entered into or guaranteed by the Person where the subject matter thereof is interest rates or the price, value or amount payable thereunder is dependent or based upon interest rates or fluctuations in interest rates in effect from time to time (but excluding non-speculative conventional floating rate indebtedness);

(b)
currency swap agreements, cross-currency agreements, forward agreements, floor, cap or collar agreements, futures or options, insurance or other similar agreements or arrangements, or any combination thereof, entered into or guaranteed by the Person where the subject matter thereof is currency exchange rates or the price, value or amount payable thereunder is dependent or based upon currency exchange rates or fluctuations in currency exchange rates in effect from time to time; and

(c)
any agreement for the making or taking of any commodity (including coal, natural gas, oil and electricity, but specifically excluding any agreements for the sale of coal to brokers or end-users), swap agreement, floor, cap or collar agreement or commodity future or option or other similar agreement or arrangement, or any combination thereof, entered into or guaranteed by the Person where the subject matter thereof is any commodity or the price, value or amount payable thereunder is dependent or based upon the price or fluctuations in the price of any commodity;

or any other similar transaction, including any option to enter into any of the foregoing, or any combination of the foregoing, in each case to the extent of the net amount due or accruing due by the Person under the obligations determined by marking the obligations to market in accordance with their terms.

"Financing" means, collectively, (i) the issuance and sale by the Company of up to $30,000,000 aggregate principal amount of Notes pursuant to this Agreement, (ii) the issuance and sale by the Company of up to $5,000,000 aggregate principal amount of convertible notes pursuant to the Unit Purchase Agreement and the issuance of warrants pursuant to such Unit Purchase Agreement, and (iii) the entry into by the parties thereto of the Royalty Agreement, and the other transactions contemplated by the Financing Documents.

"Financing Documents" means this Agreement, the Notes, the Security Documents, the Fee Letter, the Unit Purchase Agreement, the Royalty Agreement, and all other documents to be executed and delivered to the Administrative Agent and the other Secured Parties and Investors, or any of them, by the Obligors from time to time in connection with the Financing, and including all amendments, modifications or replacements thereof and all supplements thereto.

"First Closing" means the purchase and sale of Notes in the aggregate principal amount of up to $30,000,000, as contemplated herein.

"First Closing Date" means the date upon which all of the conditions in Section 2.2 have been fulfilled or waived and the purchase and sale of Notes has occurred in connection with the First Closing.

"Fiscal Quarter" means the three (3) month periods ended March 31st, June 30th, September 30th and December 31st of each Fiscal Year.

"Fiscal Year" means a twelve (12) month period ended December 31st.

"Free Cash Flow" means, for any period, Consolidated Net Income for such period, increased by the sum of (without duplication) the aggregate amount of capitalized interest expense accrued during such period and depreciation and amortization expense for such period, in each case, with respect to the Parent and its Consolidated Entities to the extent deducted in determining Consolidated Net Income for such period, and decreased by the sum of (without duplication) the aggregate amount of Unfunded Capital Expenditures made by the Parent and its Consolidated Entities in cash during such period and payments on account of principal or interest made in cash by the Parent and its Consolidated Entities in respect of Capital Lease Obligations of such Persons during such period.

"GAAP" or "Generally Accepted Accounting Principles" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

"GEI" means Global Energy, Inc., a corporation incorporated and existing under the laws of the State of Ohio.

"GEI Notes" means (i) the promissory note dated June 5, 2012 in the principal amount of $14,000,000 issued by GEI to the Administrative Agent, and (ii) the promissory note dated September 24, 2012 in the principal amount of $11,000,000 issued by GEI to the Administrative Agent (such promissory note in this clause (ii) sometimes referred to as the "Second GEI Note").

"GEI Pledge Agreement" means the First Lien GEI Pledge Agreement of even dated herewith executed by GEI in favor of the Administrative Agent, for the benefit of the Secured Parties, which First Lien GEI Pledge Agreement shall be satisfactory in form and substance to the Administrative Agent.

"Governmental Entity" means any (i) multinational, federal, provincial, state, municipal, local or other government, governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

"Guarantee" means the collective reference to (i) the Parent Guaranty, (ii) the Subsidiary Guaranty, and (iii) any other guarantee of the Note Indebtedness of the Company delivered to the Administrative Agent from time to time pursuant to Section 6.4(n) or otherwise.

"Hazardous Materials" means any pollutant or Contaminant, including any hazardous, dangerous, registrable or toxic chemical, material or other substance within the meaning of any Environmental Law.

"Improvements" means all erections, buildings, fixtures, structures or their fixed improvements now, if any, or hereafter constructed, erected or located on, in, under or through the property to which they relate.

"Indebtedness" means, with respect to a Person, without duplication:

(a)
all obligations of the Person for borrowed money, including debentures, notes or similar instruments and other financial instruments and obligations with respect to bankers' acceptances and contingent reimbursement obligation relating to letters of credit;

(b)	all Financial Instrument Obligations of the Person;

(c)	all Capital Lease Obligations and Purchase Money Obligations of the Person;

(d)
all obligations to pay the deferred and unpaid purchase price of property or services other than for goods and services purchased in the ordinary course of business and paid for in accordance with customary practice and not represented by a note, bond, debenture or other evidence of indebtedness;

(e)	all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person;

(f)	all current liabilities of such Person represented by a note, bond, debenture or other evidence of indebtedness;

(g)	all indebtedness of any other Person secured by a Lien on any assets of the Person;

(h)	all obligations to repurchase, redeem or repay any securities of the Person prior to or concurrently with the Stated Maturity Date; and

(i)	all Financial Assistance of the Person with respect to obligations of another Person if such obligations are of the type referred to in clauses (a) to (h).

"Insurance Policy Assignment" means the Assignment of Life Insurance Policy as Collateral (NPA) of even date herewith, executed and delivered by the Parent in favor of the Administrative Agent, for the benefit of the Secured Parties, which Assignment of Life Insurance Policy as Collateral (NPA) shall be satisfactory in form and substance to the Administrative Agent

"Intellectual Property" means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

"Intercompany Indebtedness" means intercompany loans between Company Parties.

"Intercreditor Agreement" means an Intercreditor Agreement to be executed and delivered by the Administrative Agent, the Second Lien Agent and the Obligors, which Intercreditor Agreement shall be satisfactory in form and substance to the Administrative Agent.

"Interest Payment Date" means the first Business Day of each month and the Maturity Date.

"Investors" means collectively, the holders of convertible notes and warrants issued pursuant to the Unit Purchase Agreement, and the Persons granted a royalty interest, or for whose benefit a royalty interest is granted by the Company, pursuant to the Royalty Agreement, in each case, from time to time.

"Issue Date" means, in respect of any Note, the date upon which such Note is issued by the Company to a Noteholder pursuant to the terms of this Agreement.

"knowledge" means, with respect to a Party, the actual knowledge of such Party, after due and reasonable inquiry by such Party (including its appropriate officers and Directors) as considered necessary given the subject of such knowledge qualification.

"Leases" means the leases, subleases, rights to occupy and licences of or relating to real property or Buildings and Fixtures to which the Company Parties are a party (i) at the date of this Agreement, as listed and described in Schedule 7.1(l) or (ii) after the date of this Agreement as notified to the Administrative Agent pursuant to each Compliance Certificate, but shall exclude (iii) leases, rights and licences terminated in accordance with their terms (and not as the result of a default) or assigned or otherwise disposed of after the date of this Agreement as permitted by this Agreement.

"Lien" means any mortgage, charge, pledge, assignment, encumbrance, lien (statutory or otherwise), title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature or any other arrangement or condition that in substance secures payment or performance of an obligation. The term "Lien" shall include easements, restrictions servitudes, permits, conditions, covenants, exceptions or reservations.

"Lima Energy Project" means a three phase project located in Lima, Ohio to develop, own and operate gasification and synthetic natural gas production facilities that convert lower value, solid hydrocarbons (such as coal and petroleum coke) into higher value, environmentally cleaner energy sources.

"Material Adverse Effect" means, when used with reference to any event or circumstance, an event or circumstance which, in the opinion of the Administrative Agent, acting reasonably, has or could reasonably be expected to have:

(a)	a material adverse effect on any of the Affairs of the Parent, the Company Parties taken as a whole, or the Consolidated Entities taken as a whole; or

(b)
a material adverse effect on (i) the ability of the Company or any other Obligor to perform their obligations under any of the Financing Documents or (ii) the Administrative Agent’s, the Administrative Agent's or any Noteholder's ability to enforce rights and remedies pursuant to any Financing Document or collect any of the Indebtedness due to any Secured Party or any Investor pursuant to any Financing Document.

In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

"Material Agreement" means any material written or oral agreement or contract with a value in excess of $100,000 to which a Person is a party, by which such Person is bound, or to which any material assets of such Person are subject, which is not cancellable by such Person upon notice of thirty (30) days or less without liability for further payment other than nominal penalty.

"Maturity Date" means, with respect to a Note, the date on which the principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity Date thereof or by declaration, acceleration, redemption or otherwise.

"Mineral Interests" means all rights, estates, titles and interests in and to mineral interests and mineral leases and any coal or other Ore or property interests, royalty interests, production payments, net profit interests, fee interests, and other rights therein, including any reversionary or carried interests relating to the foregoing, together with all rights, title and interests created by or arising under the terms of any agreements or arrangements and all property, rights and interests covered thereby and includes any and all prospecting licences, exploration licences, mining leases, mining licences, mineral concessions, permits and claims and all other forms of mineral tenure or other rights to Ore or to work upon lands for the purpose of searching for, developing or extracting Ore under any form of mineral title recognized under Applicable Laws, whether contractual, statutory or otherwise, and any other interest in any mineral right, which now or hereafter include all or any part of the foregoing.

"Mines" means any excavation or opening into the earth now or hereafter made from which coal or other Ore is or can be extracted on or from any of the properties owned or leased by the Company Parties, together with all appurtenances, fixtures, structures, improvements and assets in connection therewith.

"Minimum Cash Blocked Account" means account number ***, a segregated account maintained by the Company with The Huntington National Bank at 105 East Fourth Street, Suite 200A, Cincinnati, Ohio 45202, in which the Company shall maintain cash and Cash Equivalents having a value no less than $3,000,000 at all times in accordance with Section 6.2(e).

"Mortgages" means the collective reference to each mortgage, deed of trust, security agreement, financing statement and assignment of production executed by any one or more of the Obligors in favour of Administrative Agent, for the benefit of the Secured Parties, in a form satisfactory to the Administrative Agent, in each case as the same may be amended, modified, restated or supplemented from time to time, together with any assumptions or assignments of the obligations thereunder by any one or more of the Obligors, and "Mortgage" shall mean any one of such Mortgages.

"Multiemployer Plan" means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

"Noteholders" or "Holders" means, at a particular time, the Persons entered in the registers hereinafter mentioned as Noteholders outstanding at such time.

*** Text Omitted and Filed Separately Confidential Treatment Requested

"Note Indebtedness" means the unpaid principal of and interest on (including interest accruing after the maturity of the Notes and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any other Obligor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Notes and all other obligations, indebtedness, or liabilities of the Obligors to the Administrative Agent and the Noteholders, and each of them, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Notes, any other Note Purchase Document executed and delivered by the Company or any other Obligor, or any other document, instrument or agreement made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, guarantee obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Noteholder that are required to be paid by the Company or any other Obligor pursuant to any Note Purchase Document) or otherwise.

"Note Purchase Documents" means, collectively, this Agreement, the Notes, the Fee Letter, the Security Documents, the Intercreditor Agreement and all other documents to be executed and delivered to the Administrative Agent and the Noteholders, or any of them, by the Obligors from time to time in connection with this Agreement, and including all amendments, modifications or replacements thereof and all supplements thereto.

"Notes" means the 10% senior secured notes of the Company in the aggregate principal amount of up to $30,000,000, issued and delivered hereunder in definitive form.

"Notice to Redeem" has the meaning ascribed thereto in Section 4.4.

"Obligors" means, collectively, the Company Parties, GEI and the Chairman and each other Person that, from time to time, guarantees the obligations of the Company under this Agreement and the Notes, grants security for such obligations, or otherwise provides credit support for such obligations.

"OFAC" means the United States Department of the Treasury’s Office of Foreign Assets Control.

"OFAC Regulations" means the regulations promulgated by OFAC, as amended from time to time.

"Organizational Documents" means, (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Entity in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

"Other Taxes" has the meaning specified in Section 2.18.

"Owned Properties" means, collectively, (i) the land and premises owned by the Company Parties on the date of this Agreement including without limitation, the lands and premises which are listed on Schedule 7.1(l), and (ii) after the date of this Agreement the lands and premises notified to the Administrative Agent pursuant to each Compliance Certificate, but shall exclude lands and premises sold or otherwise disposed of as permitted in this Agreement as and from the date of such sale or disposition.

"Ore" means all materials containing a mineral or minerals of commercial economic value extracted or derived from the Mines or pursuant to any Mineral Interests of the Company Parties or any of their Subsidiaries.

"Parent Guaranty" means the First Lien Parent Guaranty of even date herewith, executed and delivered by the Parent in favor of the Administrative Agent, for the benefit of the Secured Parties, which First Lien Parent Guaranty shall be satisfactory in form and substance to the Administrative Agent.

"Parties" means the Company, the Parent, the Administrative Agent, and the Noteholders from time to time; and "Party" means any one of them.

"Permitted Acquisition" means an acquisition by any Company Party of (i) the assets constituting a business, division or product line of any Person engaging in a business relating to the Business who is not a Related Party, or (ii) 100% of the issued and outstanding shares or ownership interests in the capital of such Person, in each case, which acquisition has been consented to in advance by the Holders, such consent not to be unreasonably withheld.

"Permitted Asset Disposition" means a sale or other disposition:

(a)	that is a bona fide sale at fair market value of inventory in the ordinary course of business for the purpose of carrying on the Business;

(b)	of assets in exchange for other assets comparable or superior as to type, value and quality; or

(c)	of assets (other than securities) which have no material economic value in the Business or business or are obsolete or worn out.

"Permitted Encumbrances" has the meaning specified in the Mortgages.

"Permitted Indebtedness" means, in respect of any Person, any one or more of the following:

(a)
unsecured Indebtedness that is (i) incurred in the ordinary course of business of the Company Parties (including open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of the Company Parties) and (ii) in respect of performance, reclamation, surety or appeal bonds provided in the ordinary course of business or letters of credit issued in lieu of such bonds, but excluding (in each case), Indebtedness incurred through the borrowing of money in respect thereof;

(b)	Indebtedness of the Company Parties to the Secured Parties and the Investors under the Financing Documents;

(c)
Indebtedness incurred by the Company Parties pursuant to Purchase Money Mortgages on terms satisfactory to the Administrative Agent, acting reasonably, up to an aggregate outstanding amount, at any time, of $250,000 (or the equivalent amount in another currency);

(d)	the Company Note;

(e)
Indebtedness of the Company to Global Energy, Inc. pursuant to the Existing GEI Note provided that such Indebtedness is postponed and subordinated to the Note Indebtedness pursuant to a subordination agreement in form and substance satisfactory to the Administrative Agent;  and

(f)
Intercompany Indebtedness provided (i) such Intercompany Indebtedness (x) is evidenced by a promissory note or loan agreement in form and substance satisfactory to the Administrative Agent and (y) is postponed and subordinated to the Note Indebtedness on terms contained in such promissory note or loan agreement or pursuant to a subordination agreement, as the Administrative Agent may request, in each case, in form and substance satisfactory to the Administrative Agent and (ii) no more than $250,000 aggregate principal amount of Intercompany Indebtedness is outstanding at any time.

"Permitted Investors" means Third Eye Capital Corporation, its Affiliates, any Noteholder, any holder of convertible notes acquired pursuant to the Unit Purchase Agreement, GEI and the Chairman.

"Permitted Liens" means, in respect of any Person, any one or more of the following:

(a)
Liens for taxes, rates, assessments or governmental charges or levies which are not due or delinquent or the validity of which is being contested at the time by the Person in good faith by proper legal proceedings if adequate reserves with respect thereto are maintained on the books of the applicable Company Party in conformity with GAAP;

(b)
Inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, warehousemen’s carriers and others in respect of construction, maintenance, repair or operation of assets of the Person, provided that (i) such Liens are related to obligations not due or delinquent and are not registered, recorded or filed against any assets of the Person or (ii) such Liens are being contested in good faith by appropriate proceedings, so long as (x) the Administrative Agent determines that such contest does not involve any risk of the sale, forfeiture or loss of any of the Collateral, (y) enforcement of the contested item shall be effectively stayed and (z) a bond or other security instrument has been posted or other adequate provision for payment thereof has been provided in such manner and amount as to assure the Administrative Agent in its discretion that any amounts determined to be due will be promptly paid in full when such contest is resolved; provided, further, that (A) such Liens do not, in the opinion of the Administrative Agent, materially reduce the value of the assets of the Person or materially interfere with the use of such assets in the operation of the business of the Person, and (B) the Coal Asset shall remain free from any of the types of Liens described in this paragraph (b);

(c)
Easements, rights-of-way, servitudes, restrictions and similar rights in real property comprised in the assets of the Person or interests therein granted or reserved to other Persons, provided that such rights do not, in the opinion of the Administrative Agent, materially reduce the value of the assets of the Person or materially interfere with the use of such assets in the operation of the business of the Person;

(d)
Liens securing appeal bonds and other similar Liens arising in the ordinary course of business in connection with court proceedings (including, without limitation, surety bonds, security for costs of litigation where required by law and letters of credit) or any other instruments serving a similar purpose;

(e)
Liens arising out of a judgment or award that (i) does not constitute an Event of Default under Section 8.1(p) and (ii) is the subject to a good faith contest by the relevant Company Party by proper legal proceedings;

(f)	Liens created pursuant to the Note Purchase Documents;

(g)	Liens created pursuant to the Unit Purchase Agreement, provided that such Liens are subject to the terms of the Intercreditor Agreement;

(h)
Liens existing on the date hereof and disclosed on Schedule 6.4(c)  to the extent such Liens conforms to their description on Schedule 6.4(c) and including any extension, renewal or refinancing thereof provided the amount so secured does not exceed the original amount secured immediately prior to such extension, renewal or refinancing and scope of the security creating the Lien is not extended;

(i)	Permitted Encumbrances; and

(j)	Purchase Money Mortgages securing obligations up to an aggregate outstanding amount, at any time, of $250,000 (or the equivalent amount in another currency).

Nothing contained in this Agreement or in any other Note Purchase Document shall constitute or be construed as a subordination of any Lien created pursuant to any Security Document to any Lien created pursuant to any Unit Purchase Document (as defined in the Unit Purchase Agreement).

"Person" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, limited liability company, company or corporation with or without share capital, body corporate, association, bank, joint-stock company, unincorporated association or organization, trust, trustee, executor, administrator or other legal personal representative, government or governmental authority or entity or an agency or political subdivision thereof, however designated or constituted.

"Plan" means, at a particular time, any employee benefit plan (within the meaning of Section 3(3) of ERISA) that is covered by ERISA and in respect of which any Company Party or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"Plant" means the Lima energy ultra clean Btu conversion facility to be located in Lima, Ohio pursuant to the Lima Energy Project.

"Prime Rate" means a variable rate of interest per annum equal, on any day, to the rate of interest published on such day in the Money Rates section of The Wall Street Journal, a Dow Jones & Company publication, as the U.S. "prime rate", or if The Wall Street Journal or such rate is not published on such day, such rate as last published in the Money Rates Section of The Wall Street Journal.  If the Money Rates section of The Wall Street Journal is no longer published or does not publish a rate designated by it as the U.S. "prime rate," then the "Prime Rate" shall be determined by reference to such other comparable publicly available service for publishing the "prime rate" as may be selected by the Administrative Agent or, in the absence of such availability, by reference to a comparable interest rate selected by the Administrative Agent in its sole discretion.

"Properties" means collectively, the Coal Asset, the Plant, the other Owned Properties and the Leased Properties.

"Purchase" means a Purchase of Notes made by a Person pursuant to Article 2.

"Purchase Money Mortgage" means any security interest charging property acquired by any Company Party, including a lease, a leasing agreement or an instalment sale, which is granted or assumed by the Company Party or which arises by operation of law in favour of the transferor or a Person providing financing concurrently with and for the purpose of the acquisition of such property, in each case where such security interest extends only to the property acquired and its proceeds.

"Redemption Fee" means the amount of $1,500,000 payable on redemption in full of the Notes on the Maturity Date or otherwise in accordance with this Agreement.

"Redemption Date" has the meaning attributed to such term in Section 4.4.

"Redemption Event" means the completion of any of (i) an equity offering of Capital Stock of any Company Party that results in gross proceeds of at least $100,000,000, (ii) the issuance of air quality development revenue bonds of the State of Ohio for the purposes of assisting in financing any Company Party’s business, (iii) the issuance of debt in a principal amount of at least $300,000,000 and secured by the 1.02 billion BOE (barrels of oil equivalent) energy asset in the State of Wyoming owned by CEC, or (iv) a Change in Control.

"Register" has the meaning attributed to such term in Section 3.1.

"Registered and Records Office" means the principal executive office of the Company, or such other address as the Company may advise the Noteholders in writing from time to time.

"Regulation S" means Regulation S adopted by the SEC under the U.S. Securities Act.

"Related Parties" means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

"Required Holders" means the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding aggregate principal amount of the Notes.

"Royalty Agreement" means the royalty agreement dated of even date herewith between the Company and Third Eye Capital Corporation, as agent, as the same may be amended, modified, extended, renewed, restated, replaced or supplemented from time to time.

"SEC" has the meaning specified in Section 7.1(kk).

"Second Lien Agent" means the "Administrative Agent" under and as defined in the Unit Purchase Agreement.

"Secured Parties" means the collective reference to the Administrative Agent, the Noteholders, and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to any Note Purchase Documents.

"Security" means, at any time, the charges, mortgages, pledges, assignments, liens, security interests and other encumbrances in favour of the Administrative Agent or the other Secured Parties, in the Collateral under this Agreement and the other Note Purchase Documents.

"Security Agreement" means the First Lien Security Agreement of even date herewith executed and delivered by the Company Parties in favor of the Administrative Agent, for the benefit of the Secured Parties, which First Lien Security Agreement shall be satisfactory in form and substance to the Administrative Agent.

"Security Documents" means collectively the Security Agreement, the Chairman’s Pledge Agreement, the GEI Pledge Agreement, each Guarantee, the Mortgages, the Insurance Policy Assignment, the Blocked Account Agreements and all guarantees and other security granted to the Administrative Agent and the other Secured Parties, or any of them, as security for the Note Indebtedness.

"Senior Officer" means, (i) with respect to the Parent, the Chairman, the chief executive officer, the president, or the chief financial officer and, (ii) with respect to any other Person, the chief executive officer, the president, or the chief financial officer of such Person.

"Solvent" means, with respect to any Person as of any date of determination, that on such date (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liabilities of such Person on its debts as such debts become absolute and matured (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

"Stated Maturity Date" means August 31, 2015.

"Subsequent Closings" means, at the option of the Company, one or more Closings for the purchase and sale of Notes following the First Closing, in each case as contemplated herein, provided that no more than $30,000,000 principal amount of Notes shall be issued hereunder and no Subsequent Closing shall occur after the first anniversary of the First Closing Date, and "Subsequent Closing" shall mean any one of them.

"Subsidiary" of a Person means a corporation, partnership, limited liability company or other business entity of which a majority of the Capital Stock or other interests having ordinary voting power for the election of directors or other governing body (other than Capital Stock having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent.

"Subsidiary Guaranty" means the First Lien Subsidiary Guaranty of even date herewith, executed and delivered by Cleantech and CEC in favor of the Administrative Agent, for the benefit of the Secured Parties, with First Lien Subsidiary Guaranty shall be satisfactory in form and substance to the Administrative Agent.

"Taxes" has the meaning specified in Section 2.18.

"Title Insurance Company" means Fidelity National Insurance Company, or such other company acceptable to the Administrative Agent.

"Title Insurance Policies" has the meaning specified in Section 6.3(aa).

"UCC" or "Uniform Commercial Code" means the Uniform Commercial Code as in effect from time to time in the State of Ohio or State of Indiana, as the context requires;  provided,  however, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Ohio, the term "UCC" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of provisions relating to such perfection or priority and for purposes of definitions related to such provisions.

"Unit Purchase Agreement" means the unit purchase agreement dated of even date herewith among the Company, the Parent and Third Eye Capital Corporation, as agent, as the same may be amended, modified, extended, renewed, restated, replaced or supplemented from time to time.

"United States" means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.

"U.S. Person" means a "U.S. Person" as that term is defined in Rule 902(k) of Regulation 5.

"USASF Group" means, collectively, the Company, Cleantech, CEC, and all existing and future, direct or indirect Subsidiaries of the Parent and of any of the foregoing, and "USASF Group member" means any one of them.

"U.S. Securities Act" means the United States Securities Act of 1933, as amended.

"Voting Shares" means shares of Capital Stock of any class of any Person carrying voting rights under all circumstances, provided that for the purposes of such definition, shares which only carry the right to vote conditionally on the happening of any event shall not be considered Voting Shares, whether or not such event shall have occurred, nor shall any shares be deemed to cease to be Voting Shares solely by reason of a right to vote accruing to shares of another class or classes by reason of the happening of such event.

"Waste" means ashes, garbage and refuse and includes domestic waste, industrial waste, municipal refuse or such other wastes as are designated as such under any Environmental Law.

Section 1.2	Meaning of "outstanding" for certain purposes.

(1)
Every Note executed and delivered by the Company hereunder shall be deemed to be outstanding until it shall be cancelled or delivered to the Company for cancellation, or a new Note shall be issued in substitution therefore, provided that:

(a)
where a new Note has been issued in substitution for a Note which has been mutilated, lost, stolen or destroyed, only the new Note shall be counted for the purpose of determining the aggregate principal amount of Notes outstanding;

(b)	Notes which have been partially redeemed or purchased shall be deemed to be outstanding only to the extent of the unredeemed or unpurchased part of the principal amount thereof; and

(c)
for the purpose of any provision of this Agreement entitling Holders to vote, sign consents, requests or other instruments or take other action under this Agreement, Notes owned, directly or indirectly, legally or equitably by the Company or any Affiliate or Subsidiary of the Company shall be disregarded, except that:

(i)
Notes so owned which have been pledged in good faith other than to the Company or an Affiliate or Subsidiary of the Company shall not be so disregarded if the pledgee shall establish, to the satisfaction of the Company, the pledgee's right to vote such Notes, sign consents, requisitions or other instruments or take such other actions in its discretion free from the control of the Company or any Affiliate or Subsidiary of the Company; and

(ii)	Notes so owned shall not be disregarded if they are the only Notes outstanding.

Section 1.3	Certain Phrases, etc.

In this Agreement (i) (y) the words "including" and "includes" mean "including (or includes) without limitation" and (z) the phrase "the aggregate of", "the total of", "the sum of", or a phrase of similar meaning means "the aggregate (or total or sum), without duplication, of", (ii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding", and references to "this Agreement", "hereof" and "herein" and like references refer to this Agreement and not to any particular Article, Section or other subdivision of this Agreement and the expressions "Article", "Section", "subsection" and "paragraph" followed by a number mean and refer to the specified Article, Section, subsection paragraph of this Agreement.

Section 1.4	Interpretation Not Affected by Headings.

The division of this Agreement into articles, sections, subsection and paragraphs, the provision of a table of contents and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

Section 1.5	References,

Any reference in this Agreement to a statute shall be deemed to be a reference to such statute as amended, re-enacted or replaced from time to time.  Unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).

Section 1.6	Currency.

Any reference in this Agreement to "Dollars", "dollars" or "$" shall be deemed to be a reference to lawful money of the United States and any reference to any payments to be made by the Company shall be deemed to be a reference to payments made in lawful money of the United States. Should any payment be made to the Administrative Agent in a currency other than United States dollars, the Administrative Agent shall not be obligated to apply any particular exchange rate to such currency and may convert such funds at the Administrative Agent's sole discretion, acting reasonably.

Section 1.7	Non-Business Day.

Whenever any payment to be made hereunder shall be due, any period of time would begin or end, any calculation is to be made or any other action is to be taken on or as of, a day other than a Business Day, such payment shall be made, such period of time shall begin or end, such calculation shall be made and such other actions shall be taken, as the case may be, unless otherwise specifically provided for herein, on or as of the next succeeding Business Day and the holder of any Note shall not be entitled to any further interest or other payment in respect of such delay.

Section 1.8	Invalidity of Provisions.

Each of the provisions contained in this Agreement or the Notes is distinct and severable and a declaration of invalidity, illegality or unenforceability of any such provision by a court of competent jurisdiction shall not affect the validity, legality or enforceability of any other provision hereof or thereof.

Section 1.9	Governing Law.

(1)
This Agreement and the other Note Purchase Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Note Purchase Document (except, as to any other Note Purchase Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, construed and enforced in accordance with the laws of the State of Ohio, without regard to principles of conflicts of laws.

(2)
Each of the Company and the Parent irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Holder or any Related Party of the foregoing in any way relating to this Agreement or any other Note Purchase Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of Ohio sitting in Hamilton County, and of the United States District Court for the Southern District of Ohio, Western Division, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such  courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such Ohio State court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Note Purchase Document shall affect any right that the Administrative Agent or any Holder may otherwise have to bring any action or proceeding relating to this Agreement or any other Note Purchase Document against the Company, the Parent or any other Company Party or any of their respective properties in the courts of any jurisdiction.

(3)	All negotiations and agreements pertaining to the Financing shall be deemed to have been conducted and concluded in the Province of Ontario.

Section 1.10	Service.

Each of the Parent and the Company irrevocably consents to service of process in the manner provided for notices in Article 11.  Nothing in this Section 1.10 shall affect the right of the Administrative Agent or any other Secured Party to serve legal process in any other manner permitted by applicable law or affect the right of the Administrative Agent or any other Secured Party to bring any suit, action or proceeding against any Obligor or its property in the courts of other jurisdictions.

Section 1.11	Paramountcy.

In the event of any inconsistency between the provisions of any section of this Agreement and the provisions of any Security Document or any Schedule which forms a part hereof, the provisions of this Agreement shall prevail.

Section 1.12	Number and Gender.

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

Section 1.13	Time of the Essence.

Time shall be of the essence in all respects in this Agreement.

Section 1.14	Accounting Terms.

All accounting terms not specifically defined in this Agreement shall be interpreted in accordance with GAAP except that, for the purposes of calculating the financial covenants set forth in Section 6.2, no Subsidiary that is not an Obligor shall be included in such calculations and definitions.

ARTICLE 2
THE NOTES

Section 2.1	Purchase of the Notes.

Relying on the representations and warranties set out in this Agreement, and subject to the terms and conditions set out in this Agreement, at each applicable Closing, the Noteholders hereby agree to purchase from the Company, and the Company hereby agrees to issue to the Noteholders, or as they may direct, the aggregate number of Notes applicable to each such Closing.

Section 2.2	Conditions Precedent to Purchase of Notes.

It shall be a condition precedent to the purchase of the Notes, in whole or in part at any time and on each Closing Date, that the Administrative Agent and the Noteholders are satisfied, in their sole discretion, that no Defaults or Events of Default have occurred and are continuing, all of the representations and warranties of the Obligors in the Note Purchase Documents are true and correct, no Material Adverse Effect shall have occurred and be continuing, no event, condition or state of facts shall exist or have occurred that could reasonably be expected to result in a Material Adverse Effect, the purchase and sale of the Notes and the other transactions contemplated by this Agreement shall not violate any Applicable Law, and the Administrative Agent and the Noteholders shall have completed or received, as applicable, and shall be satisfied (in form and substance) with, in their sole discretion:

(a)	all credit, collateral, business, financial, management, legal and other due diligence, including the following:

(i)
a final use of proceeds of the Financing (which, once agreed by the Administrative Agent, shall be the Agreed Use of Proceeds) and pro forma consolidated balance sheet of the Company after giving effect to the Acquisition and Financing;

(ii)	a final valuation report from Pace Global, LLC in accordance with the terms of its engagement with the Company dated April 20, 2012;

(iii)	a statement of personal net worth from the Chairman, on the Administrative Agent’s standard form;

(iv)	completion by the Administrative Agent’s personnel of a site visit to Lima’s facilities and, at the Administrative Agent’s discretion, to the Wabash River facility previously owned by GEI;

(v)	completion by the Administrative Agent of reference calls with the Ohio Air Quality Development Authority;

(vi)
definitive employment agreements between the Parent and each of the Chairman, Steven C. Vick, and a chief financial officer acceptable to the Administrative Agent, containing compensation terms reasonably acceptable to the Administrative Agent;

(vii)
satisfaction of the Administrative Agent that there is no material damage or destruction to any of the Collateral, nor any material depreciation in the value thereof, and that all Collateral is covered by insurance in sufficient form and substance naming the Administrative Agent as first loss payee and additional insured;

(viii)	finalization of the definitive legal and tax structure in respect of the Financing in form and substance satisfactory to the Administrative Agent; and

(ix)
satisfaction of the Administrative Agent that there are no pending or threatened disputes that seeks to adjourn, delay, enjoin, prohibit or impose material limitations on any aspect of the Financing or that has had, or could have, a Material Adverse Effect;

(b)	the Administrative Agent shall have received, in each case in form and substance satisfactory to it:

(i)
a certificate of a Senior Officer of the Company and each other Obligor attaching copies of its Organizational Documents and any stockholder agreement with respect to such Obligor, specimens of the signatures of those officers or directors who are executing the Note Purchase Documents on its behalf, copies of the corporate proceedings taken to authorize it to execute, delivery, and perform its obligations under the Note Purchase Documents and all related and security documentation, and other corporate and "know-your-client" information that Administrative Agent or the other Noteholders may require;

(ii)
a certificate of status, compliance, good standing or equivalent for the Company and each other Obligor for its jurisdiction of incorporation and, if requested by the Administrative Agent, for each jurisdiction where it carries on business or where registrations or filings in relation to the Collateral have been effected;

(iii)
all required director, shareholder, government and third-party consents, approvals and Authorizations necessary or required in connection with this Agreement, the Notes, the Security Documents and any other Note Purchase Documents;

(iv)
all Note Purchase Documents (including the Security Documents) duly executed and delivered by the Company, the other Obligors and the other parties thereto and, where applicable, in form suitable for filing or recording in all filing and recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first priority Lien, subject only to Permitted Liens, on the property described therein in favour of the Administrative Agent, for the benefit of the Secured Parties, and evidence that all filing, stamp, intangible, and recording taxes and fees have been paid;

(v)
UCC, bankruptcy, litigation and other customary transaction searches shall have been received and be deemed satisfactory to the Administrative Agent, and confirmation satisfactory to the Administrative Agent of registration, recordation and filing, as applicable, of all Security Documents in all offices of public record as may be required to properly perfect the mortgages, charges and Liens created thereby, subject only to Permitted Liens;

(vi)
releases, discharges, subordination agreements, waivers, confirmations, consents (including those required under any Material Contracts or from landlords, warehousemen, mechanics, materialmen, mortgagees and licensors) as may be required in the discretion of the Administrative Agent and to ensure that all Note Indebtedness is secured by first priority Liens, subject to Permitted Liens that by law rank in priority, on the Collateral with such exceptions as are permitted pursuant to this Agreement;

(vii)
opinions (including title opinions, as applicable) from legal counsel for the Company and the other Obligors (including Ohio counsel for the Company), addressed to the Administrative Agent and the other Secured Parties with respect to such matters as the Administrative Agent may request;

(viii)
an opinion from Faegre Baker Daniels LLP, local counsel for the Administrative Agent, addressed to the Administrative Agent and the other Secured Parties, with respect to the enforceability of the Mortgage covering the Coal Assets and such other matters as the Administrative Agent may request;

(ix)
a certificate from a Senior Officer of the Company and each other Obligor that all representations and warranties of the Company and the other Obligors under the Security Documents and the other Note Purchase Documents to which such Obligor is a party are true and correct at the applicable Closing Date and as to such other matters as the Administrative Agent reasonably requires;

(x)
certificates of insurance or policy endorsements, as applicable, evidencing that the Administrative Agent has been named first-loss payee on all property insurance policies of the Obligors that are not individuals;

(xi)
certificates of insurance or policy endorsements, as applicable, evidencing that each of the Secured Parties has been named as additional insured on all liability insurance policies of the Obligors that are not individuals.

(xii)	evidence that the Company has cash or Cash Equivalents having a value of not less than $3,000,000 on deposit in the Minimum Cash Blocked Account, which is subject to a Blocked Account Agreement;

(xiii)
certificates representing the Capital Stock pledged by the Chairman, GEI and the other Obligors together with stock transfer powers duly executed in blank by the pledging Obligor, and each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Documents endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledger thereof;

(xiv)
a subordination agreement among Global Energy, Inc., the Company,  the Administrative Agent and the administrative agent under the Unit Purchase Agreement with respect to the Existing GEI Note and a certified copy of the Existing GEI Note including a notation on such Existing GEI Note that it is subject to such subordination agreement initialled by the parties to such note; and

(xv)	payment of all fees and expenses contained in the Fee Letter, this Agreement, or any other Note Purchase Document.

(c)
the Acquisition shall be consummated concurrently with the First Closing, and the Administrative Agent shall have received, in form and substance satisfactory to it, (i) certified executed copies of definitive legal documentation in connection with the Acquisition, including an asset purchase agreement, an assignment and assumption agreement pursuant to which all rights and obligations of GEI pursuant to the GEI Notes shall be assigned by GEI to the Company and assumed by the Company, and other agreements related and integral to the completion of the Acquisition, (ii) all conditions under such documentation shall have been satisfied without amendment or waiver; and (iii) a direction from GEI to the Administrative Agent directing that the proceeds of the Second GEI Note be advanced to the Parent in consideration for the  purchase of Common Shares referred to in paragraph (d) below, and a direction from the Parent to the Administrative Agent directing that such proceeds be advanced to the Company pursuant to the Company Note referred to in paragraph (e) below;

(d)	the purchase of Common Shares by GEI for aggregate consideration of at least $11,000,000 in cash shall be consummated concurrently with the First Closing;

(e)
the loan by the Parent to the Company in the principal amount of at least $11,000,000 in cash shall be consummated concurrently with the First Closing, and the Company Note, together with a valid endorsement in blank thereof, shall be delivered to the Administrative Agent pursuant to the Security Documents delivered by the Company;

(f)	the other transactions contemplated by the Financing Documents shall be consummated concurrently with the First Closing;

(g)	evidence that the convertible promissory note dated March 12, 2012 in the principal amount of $20,000, each issued by the Parent to Asher Enterprises, Inc. has been repaid in full;

(h)	immediately following the Financing, no Company Party shall have any Indebtedness (other than Permitted Indebtedness);

(i)
all costs, fees, expenses (including, without limitation, legal fees and expenses and the fees and expenses of appraisers, consultants and other advisors) and other compensation payable to the Secured Parties shall have been paid to the extent due;

(j)
evidence satisfactory to the Administrative Agent that after giving effect to the transactions contemplated by this Agreement, the Parent is in pro forma compliance, on a consolidated basis, with all financial covenants required by this Agreement;

(k)	the aggregate principal amount of Notes issued pursuant to this Agreement does not exceed $30,000,000 on the date of such Closing; and

(l)
such other documents relating to the transactions contemplated by this Agreement and any other Note Purchase Documents as the Administrative Agent or its counsel or any other Noteholder may reasonably request.

Section 2.3	Creation and Issuance of the Notes.

The Company hereby creates and authorizes the Notes for issuance in the aggregate principal amount of up to $30,000,000. The Notes shall be dated as of their applicable Issue Date (including all replacement certificates issued in accordance with this Agreement) and will become due and payable, together with all accrued and unpaid interest thereon, on the Maturity Date.  For greater certainty, once issued and redeemed, Notes may not be re-issued.

Section 2.4	Description of Notes.

The Notes shall mature and become due and payable on the Maturity Date.  The Notes shall bear interest from their applicable Issue Date at the rate of 10% per annum (after, as well as before, default or judgment), provided that, (i) to the extent the Prime Rate (as determined by the Administrative Agent) increases from time to time after the date hereof, the applicable interest rate hereunder shall correspondingly increase (provided that no decrease in the Prime Rate shall result in a decrease in the interest rate hereunder) by the amount of each increase in the Prime Rate, and the interest rate shall be adjusted automatically without the necessity of any notice to the Company or any other Person, and (ii) the interest rate hereunder shall increase to 22% per annum (the "Default Rate") on the occurrence of and during the continuation of an Event of Default.  Interest on the Notes shall be payable in arrears in monthly instalments on the first Business Day of the month commencing on the first Business Day of the calendar month immediately following the Issue Date of such Note, provided that interest with respect to the first twelve month period that the Notes are outstanding shall be paid in advance on the applicable Closing Date for such Notes.

Section 2.5	Place of Payment.

The principal amount of the Notes and interest thereon due on maturity will be payable in lawful money of the United States in accordance with Section 2.10(4) against surrender of such Notes by the respective Holders thereof at the Registered and Records Office of the Company, provided that the Company may from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all of such purposes, and may from time to time rescind such designations. The Company will give prompt written notice to the Administrative Agent of any such designation and any change in the location of any such other office

Section 2.6	Form of Notes.

Each Note shall be issued in an initial minimum principal amount of $1,000,000. The Notes shall be in the English language. The form of Note shall be substantially in the form set out in Schedule "A" hereto.  The Notes shall bear such distinguishing letters and numbers as the Company may approve. The Notes may be engraved, printed or lithographed, mimeographed or typewritten, or partly in one form and partly in another, as the Company may determine.

Section 2.7	Legend.

(1)
The Notes have not been and will not be registered under the U.S. Securities Act or under any United States state securities laws. The Notes may not be offered or sold, directly or indirectly, in the United States or to a U.S. Person, unless the Notes are sold in a transaction that does not require registration under the U.S. Securities Act, and any applicable state laws and regulations governing the offer and sale of securities. Each Note originally issued in the United States, or to, or for the account or benefit of, a U.S. Person, and each Note issued in exchange therefor or in substitution thereof shall bear the following legends or such variations thereof as the Company may prescribe from time to time:

"THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE ‘1933 ACT’), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS, AND THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED ONLY: (A) TO THE COMPANY; (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE 1933 ACT AND ANY APPLICABLE FOREIGN SECURITIES LAWS; (C) WITHIN THE UNITED STATES IN ACCORDANCE WITH (I) RULE 144A, IF AVAILABLE TO HOLDER, (II) RULE 144, IF AVAILABLE TO HOLDER, OR (III) PURSUANT TO ANY OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AVAILABLE TO HOLDER AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE OR FOREIGN SECURITIES LAWS, OR (D) PURSUANT TO A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE 1933 ACT AND QUALIFIED UNDER APPLICABLE STATE AND FOREIGN SECURITIES LAWS."

provided that, if the Notes are being sold outside the United States in accordance with Rule 904 of Regulation S under the U.S. Securities Act, and provided that the Company is a "foreign issuer" within the meaning of Rule 902 of Regulation S at the time of such sale, the legend may be removed by providing a customary form of declaration to the Company (or such other evidence of exemption as the Company may reasonably prescribe from time to time), provided further, if the Notes are being sold under Rule 144 under the U.S. Securities Act and in compliance with applicable state securities laws, the legend may be removed by delivery to the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under applicable requirements of the U.S. Securities Act or state securities laws.

(2)
Upon receipt of a duly executed and proper form of legal opinion meeting the requirements set forth in this Section 2.7(2), the Company shall use its reasonable best efforts to remove such legend within three Business Days of receipt of such legal opinion.

(3)
Notwithstanding any other provisions of this Agreement, the Company and/or its transfer agent may impose additional reasonable requirements for the removal of legends from Notes in compliance with Rule 904 of Regulation S under the U.S. Securities Act.

Section 2.8	Execution of Notes.

All Notes shall be signed (either manually or by facsimile signature) by any Senior Officer of the Company.  A signature upon any of the Notes shall for all purposes of this Agreement be deemed to be the signature of the individual whose signature it purports to be and to have been signed at the time such signature (either manual or in facsimile) may appear on the Notes and notwithstanding that any individual whose signature (either manual or in facsimile) may appear on the Note is not, at the date of Agreement or at the date of the Notes or at the date of the certifying and delivery thereof, any Senior Officer, as the case may be, of the Company, such Notes shall be valid and binding upon the Company and the Holders shall be entitled to the benefits of this Agreement.

Section 2.9	Certification.

No Note shall be issued or, if issued, shall be obligatory or shall entitle the Holder to the benefits of this Agreement, until it has been executed by manual or facsimile signature by or on behalf of the Company substantially in the form of the Note set out in Schedule "A" hereto, or in some other form approved by the Company as permitted hereby.  Such execution of the Note shall be conclusive evidence that such Note is duly issued and is a valid and binding obligation of the Company and that the Holder is entitled to the benefits of this Agreement.

Section 2.10	Interest and Payments.

(1)
Every Note, whether issued originally or in exchange for other previously issued Notes, shall bear interest from and including the later of (i) the Issue Date; and (ii) the last Interest Payment Date with respect to which interest shall have been paid or made available for payment on the Notes, to, but not including, the subsequent Interest Payment Date.  Interest shall be paid monthly in arrears on the first Business Day of each month for interest accrued in the previous month, provided that interest with respect to the first twelve month period that the Notes are outstanding shall be paid in advance on the applicable Closing Date for such Notes.

(2)
Interest shall be computed on the basis of a year of 365 days for payments. For the purposes of this Agreement, whenever interest is computed on the basis of a year (a "Deemed Year") which contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest shall be expressed as a yearly rate by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing such product by the number of days of the Deemed Year.

(3)
Wherever in this Agreement or the Notes there is mention, in any context, of the payment of interest, such mention shall be deemed to include the payment of interest on amounts in default to the extent that in such context such interest is, was or would be payable pursuant to this Agreement or such Notes and express mention of interest on amounts in default in any of the provisions hereof shall not be construed as excluding such interest in those provisions hereof where such express mention is not made.

(4)
All payments of principal or interest under the Notes shall be made to the Administrative Agent for the benefit of the Noteholders by wire transfer of immediately available funds to such location as may from time to time be specified by the Administrative Agent.

Section 2.11	Replacement of Notes.

If any of the Notes issued and certified hereunder shall become mutilated or be lost, stolen or destroyed, the Company shall issue and deliver, a replacement Note of like date and tenor as the one mutilated, lost, stolen or destroyed in exchange for and in place of and upon surrender and cancellation of such mutilated Note, or, in the case of a lost, stolen or destroyed Note, in lieu of and in substitution for the same, and the substituted Note shall be in a form of the Note attached as Schedule "A." hereto, and shall be entitled to the benefits of this Agreement and shall, in accordance with Section 2.15, rank equally with all other Notes issued or to be issued hereunder. In case of loss, theft or destruction, the applicant for a substituted Note shall furnish to the Company such evidence of such loss, theft or destruction as shall be satisfactory to each of them in their own discretion, acting reasonably. The Company shall pay all expenses incidental to the issuance of any such new Note and a customary indemnity from the applicant, in a form acceptable to the applicant, in favour of the Company in respect of the lost, stolen or destroyed Note shall be provided by the applicant.

Section 2.12	Option of Holder as to Place of Payment.

Except as provided otherwise herein, all amounts which at any time become payable on account of any Note or any interest thereon shall be payable at the option of the Holder at any of the places at which the principal and interest in respect of such Note are payable pursuant to Section 2.10(4).

Section 2.13	Record of Payments.

The Company shall maintain accounts and records evidencing each payment of principal of and interest on the Notes.   The Company shall be responsible for all aspects of the records related to or payments made on account of beneficial interests in any Note and for maintaining, reviewing, or supervising any records relating to such beneficial interests.

Section 2.14	Payment Before Stated Maturity Date.

If the principal amount due upon any Note shall become payable before the Stated Maturity Date thereof, the Company shall pay or cause to be paid the interest accrued and unpaid thereon in cash together with all other obligations owing to the Administrative Agent or any Noteholder under or in connection with this Agreement and the Note in immediately available funds (computed on a per diem basis if the date fixed for payment is not an Interest Payment Date).

Section 2.15	Notes to Rank Pari Passu.

The Notes shall rank pari passu (equally and rateably) with each other and shall be secured obligations of the Company, and the Liens granted for the benefit of the Secured Parties pursuant to the Security Documents shall constitute security ranking in first priority over all other Liens on the Collateral, except any applicable Permitted Liens which by law rank in priority.

Section 2.16	No Setoff.

All payments under this Agreement, the Notes and the other Note Purchase Documents shall be made by the Company without setoff, offset, deduction or counterclaim, free and clear of all taxes (excluding, in the case of the Holders, taxes imposed on such Holders’ net income), levies, imports, duties, fees and charges, and without any withholding, restriction or conditions imposed by any Governmental Entity. If the Company is required by Applicable Laws or by the interpretation or administration thereof to deduct, setoff, or withhold any amount from or in respect of any payment to the Administrative Agent or Noteholders hereunder or under the Notes or any other Note Purchase Documents, then the amount so payable shall be increased so that, after making all required deductions, setoffs and withholdings, the Administrative Agent or Noteholders shall receive an amount equal to the sum which would have been received had no such deductions, setoffs or withholding been made.

Section 2.17	Use of Proceeds.

The Company shall use the net proceeds from the issuance of the Notes to fund, directly or indirectly, (i) the Acquisition, (ii) real property and capital purchases associated with the Lima Energy Project, (iii) general working capital purposes and general corporate purposes, in each case, of the Parent or the Company, and (iv) certain expenses associated with the Financing and approved by the Administrative Agent, in each case, in accordance with the Agreed Use of Proceeds, and for no other purpose whatsoever without the prior written consent of the Administrative Agent.

Section 2.18	Taxes and Other Taxes.

(1)
All payments to the Administrative Agent and the Holders by the Company and the Parent under any of the Note Purchase Documents shall be made free and clear of and without deduction or withholding for any and all taxes, levies, imposts, deductions, charges or withholdings and all related liabilities (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities being referred to as "Taxes") imposed by the United States of America or any other relevant jurisdiction (or any political subdivision or taxing authority of it), unless such Taxes are required by applicable law to be deducted or withheld.  If the Company or the Parent shall be required by applicable law to deduct or withhold any such Taxes from or in respect of any amount payable under any of the Note Purchase Documents (i) the amount payable shall be increased (and for greater certainty, in the case of interest, the amount of interest shall be increased) as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to any additional amounts paid under this Section 2.18), the Administrative Agent and the Holders receive an amount equal to the amount they would have received if no such deduction or withholding had been made, (ii) the Company and/or the Parent, as applicable, shall make such deductions or withholdings, and (iii) the Company and/or the Parent shall pay when required the full amount deducted or withheld to the relevant Governmental Entity in accordance with applicable law.

(2)
Each of the Company and the Parent agrees to immediately pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, financial institutions duties, debits taxes or similar levies (all such taxes, charges, duties and levies being referred to as "Other Taxes") which arise from any payment made by the Company and/or the Parent, as applicable, under any of the Note Purchase Documents or from the execution, delivery, recordation, or registration of, or otherwise with respect to, any of the Note Purchase Documents.

(3)
The Company and the Parent shall jointly and severally indemnify the Holders and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.18) payable or paid by the Holders or the Administrative Agent and any liability (including penalties, interest and expenses) arising from or with respect to such Taxes or Other Taxes, whether or not they were correctly or legally asserted.  Payment under this indemnification shall be made within 30 days from the date the Administrative Agent or the relevant Holder, as the case may be, makes written demand for it.  A certificate as to the amount of such Taxes or Other Taxes submitted to the Company by the Administrative Agent or the relevant Holder shall be conclusive evidence, absent manifest error, of the amount due from the Company and/or the Parent to the Administrative Agent or the Holders, as the case may be.

(4)
The Company shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment of Taxes or Other Taxes made by the Company or the Parent within 30 days after the date of any payment of Taxes or Other Taxes.

(5)	The provisions of this Section 2.18 shall survive the termination of the Agreement and the repayment of all Note Indebtedness.

Section 2.19	Assignment and Assumption of GEI Notes.

Prior to the consummation of the transactions contemplated by this Agreement, GEI shall have issued the GEI Notes to the Administrative Agent.  The Parties agree that, in consideration of the Acquisition, and concurrently with the consummation of the transactions contemplated by this Agreement, GEI shall assign to, and the Company shall assume, all rights and obligations of GEI pursuant to the GEI Notes and, upon such assignment and assumption, (i) the Indebtedness of the Company pursuant to the GEI Notes (as so assumed) shall irrevocably be deemed to be Note Indebtedness under this Agreement and (ii) all of the provisions of this Agreement shall apply to such Indebtedness as being Note Indebtedness, the whole without novation of all or any of the obligations of the Company to the Administrative Agent and/or each relevant Noteholder in respect of the GEI Notes.  Accordingly, on the First Closing Date, the Company shall issue Notes to the Administrative Agent and/or the applicable Noteholders to whom the Company is indebted pursuant to, and to the extent of, the Indebtedness of the Company pursuant to the GEI Notes.  For greater certainty, the Indebtedness initially evidenced by the GEI Notes and the aggregate principal amount of Notes issued pursuant to this Section 2.19 to further evidence such Indebtedness as governed by the provisions of this Agreement shall comprise part of the maximum aggregate principal amount of Notes permitted to be issued hereunder pursuant to Section 2.3 to the extent of such Indebtedness.

ARTICLE 3
REGISTRATION, TRANSFER, EXCHANGE AND OWNERSHIP OF NOTES

Section 3.1	Registration.

The Company shall, at all times while any Notes are outstanding, cause to be kept at the Registered and Records Office of the Company, a central register (the "Register") in which shall be entered the names and latest known addresses of the Noteholders and the other particulars, as prescribed by law, of the Notes held by them respectively and of all assignments or transfers of Notes (a "transfer"). Such registration shall be noted on the Notes when issued by the Company. The Register shall, upon prior written notice, at all reasonable times during business hours on a Business Day be open for inspection by any Noteholder.

Section 3.2	Transfer of Notes.

(1)	A Noteholder may at any time and from time to time have a Note or any portion thereof transferred at the Registered and Records Office of the Company.

(2)	No transfer of a Note or any portion thereof shall be effective as against the Company unless:

(a)	such transfer is made by the Holder or the executor, administrator or other legal representative of, or any attorney of, the Holder, duly appointed by an instrument received by the Company;

(b)	the form of transfer, in the form attached to the Note, together with the Note has been received by the Company; and

(c)	such transfer is made in compliance with all Applicable Laws.

Any transfer of a Note or any portion thereof shall require the prior written consent of the Administrative Agent.  For greater certainty, no consent of the Company shall be required in connection with any transfer of a Note or any portion thereof otherwise in compliance with this Agreement.

(3)
To the extent any portion of a Note (but not the entire principal amount of a Note) is transferred pursuant hereto, upon presentation of such Note, the Company shall execute Notes representing the transferred portion and the balance not so transferred and the original Note shall thereupon be cancelled.  Notwithstanding any failure by the Company to so execute such Notes, the transferee shall have all rights of a Noteholder with respect to the portion of any Note transferred to it in compliance with this Agreement and the transferor shall retain all rights of a Noteholder with respect to the balance of the Note not so transferred.

(4)
Upon becoming a Noteholder in accordance with the provisions of this Agreement, the transferee thereof shall be deemed to have acknowledged and agreed to be bound by this Agreement. Upon registration of such transferee as the holder of a Note, the transferor shall cease to have any further rights under this Agreement with respect to such Note to the extent so transferred.

Section 3.3	Transferee Entitled to Registration.

The registered transferee of a Note shall be entitled, after a form of transfer, in the form attached to the Note, is lodged with the Company and upon compliance with all other conditions in that regard required by this Agreement or by law, to be entered on the Register as the Holder of the Note free from all equities or rights of setoff or counterclaim between the Company and the transferor or any previous Holder, except in respect of equities of which the Company is required to take notice by statute or by order of a court of competent jurisdiction.

Section 3.4	Exchange of Notes.

Notes of any denomination may be exchanged for Notes of any other denomination or denominations, any such exchange to be for Notes of an equivalent aggregate principal amount, at the expense of the Company.  Exchanges of Notes may be made at the Registered and Record Offices of the Company. Any Notes tendered for exchange shall be cancelled. The Company shall execute all Notes necessary to carry out such exchanges.

Section 3.5	Ownership of Notes and Entitlement to Payment.

(1)
The Holder of a Note shall be entitled to the principal and interest evidenced by such Note, less any amounts paid to the original or any previous Holder of the Note, but free from all other equities or rights of set-off or counterclaim between the Company and the original or any intermediate Holder thereof (except any equities of which the Company is required to take notice by law or by order of a court of competent jurisdiction). The receipt by any such Holder of any principal or interest shall be a good and sufficient discharge to the Company for the amount so paid, and the Company shall not be bound to inquire into the title of any such Holders.

(2)
The Company may treat the Holder of a Note as the beneficial owner thereof without actual production of such Note for the purposes of any direction, consent, instrument or other document to be made, signed or given by the Holder of such Note.

Section 3.6	Restriction on Transfer of Notes under U.S. Securities Laws.

(1)	Notwithstanding anything contained in this Agreement, or the certificate evidencing the Notes, the Company:

(a)
shall only be obligated to register a transfer of a Note (or any portion thereof) imprinted with the legends specified in Section 2.7 if the Company has received, in addition to a properly completed and executed transfer form in the form included in such certificate, either (A) a properly completed and executed customary form of declaration (or as otherwise reasonably prescribed by the Company), or (B) a written opinion of counsel or other evidence satisfactory to the Company, acting reasonably, to the effect that the transfer of such Note is in compliance with applicable United States federal and state securities laws; and

(b)	shall not be obligated to register any transfer of a Note (or any portion thereof) if it has reasonable grounds to believe that such transfer is otherwise not in accordance with Applicable Law.

Section 3.7	No Notice of Trusts.

The Company shall not be bound to take any notice of or see to the performance or observance of any duty owed to a third Person (whether under a trust, express, implied, resulting or constructive, in respect of any Note or otherwise) by the beneficial owner or the Holder of a Note or any Person whom the Company treats, as permitted or required by law, as the beneficial owner or the Holder of such Notes, and the Company may transfer any Note on the direction of the Person so treated or registered as the Holder thereof, whether named as trustee or otherwise, as though that Person were the beneficial owner thereof.

ARTICLE 4
REDEMPTION

Section 4.1	Mandatory Tiered Redemption of Notes.

Commencing on the date that is the earlier of (i) the Parent demonstrating achievement of a full Fiscal Quarter of positive Free Cash Flow pursuant to the financial statements delivered in accordance with Section 6.1(b) and (ii) June 1, 2014, and on the first Business Day following each Fiscal Quarter thereafter until payment in full of the Notes, the Company shall, upon notice provided by the Agent, redeem Notes having an aggregate face value equal to fifty percent (50%) of the Free Cash Flow for such Fiscal Quarter until the payment in full of the Notes, paid pro rata to the Holders of the Notes.  Upon any such redemption, the Company shall deliver, or cause to be delivered, to the Noteholders such new Notes evidencing the principal amount outstanding pursuant to such Notes following any such redemption in respect of Notes delivered to the Company, but not otherwise redeemed pursuant to this Section 4.1, as applicable.

Section 4.2	Redemption on Occurrence of Certain Events.

In addition to and not in limitation of the foregoing, on the earlier of: (a) the Stated Maturity Date; (b) the occurrence of a Redemption Event; or (c) the occurrence and continuation of an Event of Default upon acceleration by the Administrative Agent in accordance with Section 8.2, the Company shall redeem all of the Notes for an amount equal to the sum of the then outstanding principal balance, plus all accrued and unpaid interest owing thereon, plus the Redemption Fee, and pay in full all other obligations owing to Administrative Agent or any Noteholder under or in connection with this Agreement and the Notes, which amount shall be calculated on the date of redemption and be payable in cash on demand in immediately available funds on such date.

Section 4.3	Option to Redeem.

The Company may, on providing at least ninety (90) days prior written notice to the Administrative Agent, redeem all but not less than all of the Notes then outstanding at a redemption price, in cash, which is equal to the then principal amount of the Notes to be redeemed, plus all accrued and unpaid interest, plus the Redemption Fee, together with all other amounts owing to Administrative Agent or any Noteholder under or in connection with this Agreement and the Notes.

Section 4.4	Notice to Redeem.

A Notice to Redeem shall be given by the Company to the Administrative Agent no later than the date required pursuant to Section 4.1, Section 4.2 or Section 4.3, as the case may be, and in the manner provided in Article 11, which notice (each a "Notice to Redeem") shall specify: (i) the date on which the redemption is to occur (a "Redemption Date") (ii) the amount of the Redemption (the "Amount to be Redeemed"), and each Holder's pro rata share to be redeemed, as applicable; (iii) that any portion of any Note not redeemed will continue to accrue interest pursuant to its terms, (iv) that, unless the Company defaults on the payment of the Amount to be Redeemed, any Note, or any portion thereof, prescribed for redemption pursuant to the Notice to Redeem shall cease to accrue interest on and after the Redemption Date; and (v) that Holders of any Note, or any portion thereof, to be redeemed or in respect of which a portion is to be redeemed, pursuant to the Notice to Redeem will be required to surrender the Note to the Company at the address specified in the Notice to Redeem prior to the close of business on the Redemption Date.  Failure by the Company to issue new Notes for the balance of any Notes not so redeemed shall not alter the obligations of the Company to the Holders with respect to such unredeemed balance.

Section 4.5	Manner of Redemption.

(1)
On the Redemption Date, the Company shall (i) accept for redemption Notes or portions thereof pursuant to the Notice to Redeem; (ii) pay the pro rata Amount to be Redeemed together with all accrued and unpaid interest to each Holder of a Note that has delivered to the Company prior to the close of business on the Redemption Date; and (iii) deliver, or cause to be delivered, to the Noteholders such new Notes evidencing any amounts not redeemed, as applicable.

(2)
In respect of any Note which is required to be delivered pursuant to a Notice to Redeem and is not received by the Company prior to the close of business on the Redemption Date, the Company shall, on the Business Day of receipt of such Note by the Company, redeem and pay out the pro rata Amount to be Redeemed in respect of such Note.

Section 4.6	Cancellation of Notes on Redemption.

On the Redemption Date, each Note (or the portion thereof) in respect of which a Notice to Redeem has been given shall be deemed to be transferred by the Holder thereof, without any further act or formality on its part (including delivery for cancellation of the original Note or portion thereof), free and clear of all liens, claims and encumbrances, to the Company for cancellation and the Company shall be deemed to have cancelled such Note (or such portion thereof) upon deemed delivery and the name of such Holder will be removed from the Register with respect to such cancelled Note (or portion thereof) and such Note (or such portion thereof) shall be forthwith cancelled by the Company and may not be reissued or resold and no Notes shall be issued in substitution therefore provided that, to the extent less than all of the Note has been redeemed, the Company shall issue a Note representing the balance of the Note not so redeemed.

ARTICLE 5
SECURITY

Section 5.1	Company Security Documents.

To secure the due payment and performance of its Note Indebtedness, the Company shall execute and deliver to the Administrative Agent for the benefit of the Secured Parties the Security Documents to which the Company is or will be a party, which shall at all times constitute first ranking Liens on all Collateral of the Company, subject only to Permitted Encumbrances that by law rank in priority.

Section 5.2	Other Obligor Guarantees and Security Documents.

(1)
The Parent shall, and shall cause (i) each of the USASF Group members (other than the Company) and the material Affiliates of the Parent from time to time to, execute and deliver to the Administrative Agent for the benefit of the Secured Parties (x) an unconditional guarantee of the Note Indebtedness of the Company in form and substance satisfactory to the Administrative Agent, and (y) Security Documents which shall at all times constitute first ranking Liens on all Collateral of the Parent, such USASF Group member or material Affiliate, as the case may be, subject only to Permitted Liens that by law rank in priority, (ii) the Chairman to execute and deliver to the Administrative Agent for the benefit of the Secured Parties, the Chairman’s Pledge Agreement, which Chairman’s Pledge Agreement shall at all times constitute first priority Liens on all Collateral of the Chairman specified therein, and (iii) GEI to execute and deliver to the Administrative Agent for the benefit of the Secured Parties, the GEI Pledge Agreement, which GEI Pledge Agreement shall at all times constitute first priority Liens on all Collateral of GEI specified therein.

(2)	The Security Documents executed by the Obligors shall secure their Note Indebtedness, including their obligations under their respective Guarantees.

Section 5.3	Registration of the Security.

(1)
The Parent shall, and shall cause the other Obligors to, at the Borrower’s expense, register, file, record and give notice of (or cause to be registered, filed, recorded and given notice of) the Security Documents in all offices where such registration, filing, recording or giving notice is necessary for the perfection of the Lien constituted thereby and to ensure that such Lien is first ranking, subject only to Permitted Liens which rank by law in priority.

(2)
Within fifteen (15) Business Days of any amendments to the Register which either add or delete a Noteholder to the list of registered Noteholders or change the address for notice of a Noteholder, the Parent shall, and shall cause the other Obligors to, at the Borrower’s expense, register, file, record and give notice of such addition or deletion of Noteholder or change of address as may be required to ensure that the registrations made or required to be made pursuant to this Section 5.3 properly reflect the Noteholders described in the Register from time to time, to the extent necessary or desirable to preserve the rights and remedies of the Administrative Agent and the other Secured Parties under the Security Documents.

Section 5.4	Blocked Account Agreements.

The Parent shall not, and shall not permit the Company to, open or maintain any deposit account or other bank account except to the extent such deposit account or other bank account is subject to a Blocked Account Agreement.

Section 5.5	After Acquired Property and Further Assurances.

The Parent shall, and shall cause the other Obligors to, from time to time, execute and deliver all such further deeds or other instruments of conveyance, assignment, transfer, mortgage, pledge or charge as may be necessary or desirable in the opinion of the Administrative Agent to ensure that any additional interests in the Collateral acquired after the date hereof and required to be subject to a Lien pursuant to the terms hereof are subject to the Liens created or intended to be created pursuant to the Security Documents as required by this Agreement in the manner contemplated hereby.

ARTICLE 6
COVENANTS OF THE COMPANY

Section 6.1	Information Covenants.

The Parent shall deliver, or cause to be delivered, to the Administrative Agent (and to otherwise make available for each of the Noteholders) until the Notes have been fully redeemed and all other Note Indebtedness has been paid and performed in full:

(a)
Annual Reporting. As soon as available and in any event within ninety (90) days after the end of each Fiscal Year, (i) an Annual Business Plan for the then current Fiscal Year and (ii) a consolidated balance sheet of the Parent as of the end of such Fiscal Year and the related consolidated statements of income, shareholders or stockholders' equity, and statements of cash flow for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported by such party in accordance with GAAP and audited, without "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte LLP or another firm of independent public accountants of nationally recognized standing and acceptable to the Administrative Agent;

(b)
Quarterly Reporting. As soon as available and in any event within forty five (45) days after the end of each of the Fiscal Quarters of each Fiscal Year, consolidated balance sheets of the Parent as of the end of such Fiscal Quarter, the related consolidated statement of income for such Fiscal Quarter and for the portion of such party's Fiscal Year ended at the end of such Fiscal Quarter and the related consolidated statement of cash flows for the portion of such Fiscal Year ended at the end of such Fiscal Quarter, each prepared in accordance with GAAP (except that such balance sheets and other financial statements may not contain all footnote disclosures required in accordance with GAAP and may be subject to normal year-end audit adjustments) setting forth in each case, a comparative form of the figures for (A) the corresponding quarter and the corresponding portion of such party's previous Fiscal Year and (B) the Parent’s projections for each such Fiscal Quarter;

(c)
Monthly Reporting. As soon as available and in any event within twenty (20) days after the end of each calendar month until the Parent has demonstrated achievement of two consecutive Fiscal Quarters of positive Free Cash Flow pursuant to the financing statements delivered in accordance with this Section 6.1, consolidated balance sheet of the Parent as of the end of such calendar month, the related consolidated statement of income for such calendar month and for the portion of the Fiscal Year ended at the end of such calendar month and the related consolidated statement of cash flows for the portion of such Fiscal Year ended at the end of such calendar month, each prepared in accordance with GAAP (except that such balance sheets and other financial statements may not contain all footnote disclosures required in accordance with GAAP and may be subject to normal year-end audit adjustments) setting forth in each case, a comparative form of the figures for (A) the corresponding calendar month and the corresponding portion of such party's previous Fiscal Year and (B) the Parent’s projections for each such calendar month, together with a financing and construction update with respect to the Lima Energy Project and a management commentary, in each case, in form and substance satisfactory to the Administrative Agent;

(d)
Compliance Certificate. Simultaneously with the delivery of each set of financial statements referred to in Section 6.1(a), Section 6.1(b) and Section 6.1(c), a Compliance Certificate, which shall include, with respect to the financial statements delivered pursuant to Section 6.1(a), confirmation that the Company has obtained or caused to be obtained, and continues to maintain in good standing, all licenses and certifications necessary or desirable in connection with the Lima Energy Project and the business of the Company;

(e)
Blocked Account Reporting. Within five (5) Business Days after the end of each calendar month, a statement issued by the applicable Blocked Account Provider with respect to the Minimum Cash Blocked Account, including the amount of cash and cash equivalents held in such Blocked Account;

(f)	Shareholder Reports. Promptly upon the mailing or delivery thereof to the shareholders or stockholders of the Parent, copies of all financial statements, reports and any proxy statements so mailed;

(g)
SEC Reports. Promptly upon the filing thereof, copies of all registration statements and reports on Forms 10-K, 10-Q, and 8-K (or their equivalent) which the Parent shall have filed with the United States Securities and Exchange Commission.

(h)
Insurance Renewals. Promptly following the Parent's annual renewal of its insurance policies, a certificate of insurance coverage from the insurer in form and substance reasonably satisfactory to the Administrative Agent evidencing the insurance coverage required to be maintained pursuant to Section 6.3(m) and, if requested, will furnish the Administrative Agent copies of the applicable insurance policies referenced therein;

(i)
Business Information. Promptly upon the Administrative Agent’s reasonable request, in respect of the  Company Parties, the Lima Energy Project or any other assets (as applicable) (i) technical and engineering reports prepared by independent experts in connection with the Company Parties’ business, industry or the Lima Energy Project; (ii) project plan in connection with the Lima Energy Project; (iii) copies of material and selected contracts and authorizations; (iv) pipeline, backlog and sales summaries; (v) product sales and operating income summaries segmented by customer and product or service offering; (vi) organizational charts and compensation of all personnel; (vii) copies of reports sent to shareholders and directors; and (viii) such further schedules, documents, and information as the Administrative Agent may reasonably require.

(j)
Notice of Litigation or Liens.  Give notice to the Administrative Agent immediately upon becoming aware of any Lien that is not a Permitted Lien or the commencement of any material action, litigation, proceeding, arbitration, investigation, grievance or dispute affecting any Company Party, the Coal Asset, the Plant, the other Properties or any Company Party’s Affairs;

(k)	Notice of Default. Give notice to the Administrative Agent immediately upon becoming aware of any Default or Event of Default or any event or circumstance which would have a Material Adverse Effect;

(l)	Notice of Termination. Give notice to the Administrative Agent immediately upon becoming aware of the resignation or termination of any Director or any Senior Officer.

(m)
Environmental Reporting. Promptly following a Senior Officer becoming aware of the receipt of same, any notice or other information received by any Company Party indicating (i) any potential, actual or alleged non-compliance with or violation of the requirements of any Environmental Law which could result in liability to any Company Party for fines, clean up or any other remediation obligations or any other liability in excess of $100,000 (to the extent not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage in writing thereof and a copy of such acknowledgment has been provided to the Administrative Agent) in the aggregate; (ii) any Environmental Matter imposing on any Company Party a duty to report to a Governmental Entity or to pay cleanup costs or to take remedial action under any Environmental Law which could result in liability to any Company Party for fines, clean up and other remediation obligations or any other liability in excess of $100,000 (to the extent not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage in writing thereof and a copy of such acknowledgment has been provided to the Administrative Agent) in the aggregate; or (iii) the existence of any Lien arising under any Environmental Law securing any obligation to pay fines, clean up or other remediation costs or any other liability in excess of $100,000 in the aggregate. Without limiting the foregoing, each Company Party shall provide to the Administrative Agent promptly upon receipt of same by any Company Party copies of all environmental consultants' or engineers' reports received by any Company Party; and

(n)	Other Information. From time to time such additional information regarding the financial position or business of any Company Party as the Administrative Agent may reasonably request.

Section 6.2	Financial Covenants.

The Parent agrees with the Administrative Agent and each Noteholder that, until the Notes have been fully redeemed and all other Note Indebtedness has been paid and performed in full, the Parent will comply with the following financial covenants:

(a)
Current Ratio. The Parent will maintain at all times, tested as at the last day of each calendar month, a ratio of Consolidated Current Assets to Consolidated Current Liabilities of not less than 1.2:1.0;

(b)
Free Cash Flow. The Parent will maintain trailing Free Cash Flow, tested as at the last day of each Fiscal Quarter commencing on the Fiscal Quarter ending September 30, 2014, of not less than (i) $21,000,000 for the four (4) calendar months ending September 30, 2014, (ii) $49,000,000 for the seven (7) calendar months ending December 31, 2014, (iii) $77,000,000 for the ten (10) calendar months ending March 31, 2015, (iv) $102,000,000 for the twelve (12) calendar months ending June 30, 2015 and the twelve calendar months ending on the last day of each Fiscal Quarter thereafter;

(c)
Ratios of Note Indebtedness to Coal Asset Values. The Parent will not permit at any time the ratios of Note Indebtedness to (i) the Coal Asset Market Value, to exceed thirty percent (30%), and (ii) the Coal Distressed Value to exceed fifty percent (50%), in each case tested semi-annually in the first Fiscal Quarter and the third Fiscal Quarter of each Fiscal Year;

(d)	Consolidated Unfunded Capital Expenditures. The Parent will not incur or permit to be incurred Consolidated Unfunded Capital Expenditures in excess of $200,000 in any Fiscal Year; and

(e)	Minimum Cash Blocked Account. The Parent will maintain or cause to be maintained at all times cash and Cash Equivalents having a value of at least $3,000,000 in the Minimum Cash Blocked Account.

Section 6.3	Affirmative Covenants.

Each of the Parent and the Company covenants with the Administrative Agent and each of the Noteholders that, until the Notes have been fully redeemed and all other Note Indebtedness has been paid and performed in full, the Parent shall do the following (and the Company covenants to comply with the following):

(a)	Corporate Existence. Except as otherwise permitted in this Agreement, preserve and maintain, and cause each of the other Company Parties to preserve and maintain, its corporate existence;

(b)
Punctual Payment. The Company shall duly and punctually pay or cause to be paid to every Noteholder or Administrative Agent, as the case may be, all fees and the principal of, and interest accrued on such Noteholder's Notes (including, in the case of default, interest at the Default Rate) on the dates, at the places, in the currency and in the manner mentioned herein and in the Notes;

(c)
Books and Records. The Parent shall, and shall cause each of the other Company Parties to, keep or cause to be kept proper books of account and make or cause to be made therein true and complete entries of all of its dealings and transactions in relation to its business in accordance with GAAP, and at all reasonable times it shall furnish or cause to be furnished the Administrative Agent or to any Holder of Notes or its duly authorized agent or attorney such information relating to its operations as the Administrative Agent or such Holder of Notes may reasonably require and such books of account shall at all reasonable times be open for inspection by the Administrative Agent or the Noteholders or such agent or attorney in accordance with Section 6.3(o) below;

(d)
Liens. The Company shall, and shall cause each of the other Company Parties to, ensure that each of the Security Documents shall at all times constitute valid and perfected first-ranking Liens on all of the Collateral in favour of the Agent for the benefit of the Secured Parties, subject only to Permitted Liens which rank by law in priority;

(e)
Compliance with Agreement. The Company shall, and shall cause each of the other Company Parties to, duly and punctually perform and carry out all of the covenants and acts or things to be done by it as provided in this Agreement and all other Note Purchase Documents;

(f)	Compliance with Laws, etc. Comply, and cause each of the other Company Parties to comply, in all material respects, with the requirements of all Applicable Laws;

(g)
Compliance with Contracts.  Comply, and cause each of the other Company Parties to comply, with each of the contractual obligations (including those under Leases) owing by it to its customers, suppliers and other Persons if non-compliance could have a Material Adverse Effect; and comply, and cause each of the other Company Parties to comply, with each of its contractual obligations under the Financing Documents, the Financial Instruments, the Note Purchase Documents and Leases;

(h)
Credit Policy and Accounts Receivable.  Maintain, and cause each of the other Company Parties to maintain, at all times, written credit policies consistent with good business practices, adhere to such policies and collect accounts receivable in the ordinary course of business;

(i)
Comply with Environmental Laws.  Shall, and shall cause each of the other Company Parties and their respective agents and (to the extent that it may reasonably influence its third party contractors in conducting their business through their contractual relations) third party contractors to, (i) manage and operate the Properties in compliance with all Environmental Laws, (ii) maintain all Authorizations and make all registrations required under all Environmental Laws in relation to the Properties and remain in material compliance therewith, (iii) store, treat, transport, generate, otherwise handle and dispose of all Hazardous Materials and Waste owned, managed or controlled by the Company Parties in compliance with all Environmental Laws in all material respects, and (iv) comply with all recommendations contained in any environmental impact assessment in all material respects;

(j)
Maintenance of Equipment and Properties.  Maintain, and cause each of the other Company Parties to maintain, all property and assets, including all Equipment, Buildings and Fixtures and Properties, useful and necessary to carry on its business as would a reasonable business person engaged in a similar business.  From time to time, make and cause each of the other Company Parties to make all repairs, renewals, replacements, additions and improvements to the Buildings and Fixtures and the Properties and their other properties and assets, including, without limitation, the Equipment, so that the Business and the other Company Parties’ respective businesses, as the case may be, may be properly and advantageously conducted at all times in accordance with prudent business management practice;

(k)
Payment of Taxes and Claims.  Pay or cause to be paid and cause each of the other Company Parties to pay or cause to be paid, when due, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its income, sales, capital or profit or any other property belonging to it or to the other Company Parties, and (ii) all claims which, if unpaid, might by law become a Lien upon the assets, except any such tax, assessment, charge, levy  or claim which is being contested in good faith and by proper proceedings and in respect of which the Company or the other Company Parties have established adequate reserves in accordance with GAAP or which are Permitted Liens;

(l)
Auditors.  Within 45 days of the First Closing Date, appoint as its auditors Deloitte LLP and provide prior written notice of any change thereof to the Administrative Agent, which change shall be subject to the consent of the Administrative Agent;

(m)
Maintenance of Insurance.  Maintain, in respect of each of the Company Parties, with financially sound and reputable insurers, insurance with respect to the properties and business of the Company Parties against loss, damage, risk, or liability of the kinds customarily insured against by persons carrying on a similar business.  The Parent will cause the Company Parties to comply with all of the terms and conditions of each of the insurance policies which it maintains pursuant to the Note Purchase Documents.  The Parent will ensure that each Person contracted by the Parent or any of the other Company Parties to perform construction or related services with respect to, or to provide Equipment with respect to, the Lima Energy Project, the Plant, the Properties and the Buildings and Fixtures maintains general liability, equipment, automotive, engineering, and other insurance, on terms and in amounts reasonably satisfactory to the Administrative Agent.  The Parent shall cause the Administrative Agent and the other Secured Parties to be named in each such policy as additional insured, loss payee or first insured, as appropriate, in a manner acceptable to the Administrative Agent, acting reasonably.  The Parent shall (i) notify the Administrative Agent whenever there is a loss with respect to any of the Collateral; (ii) within three (3) Business Days of a request from the Administrative Agent, provide the Administrative Agent with all information required to file claims under any relevant insurance policy; and (iii) assist the Administrative Agent with the filing of claims under any relevant insurance policy.  Notwithstanding any of the foregoing, no Company Party shall have any recourse against the Administrative Agent in the event that (i) the Administrative Agent shall fail to submit a valid claim under any relevant insurance policy or (ii) the insurer shall deny any claim under any relevant insurance policy;

(n)
Key Man Insurance. Maintain key man life insurance policy on the life of the Chairman in an amount not less than $3,000,000 and, within 10 days after the Closing Date, deliver to the Administrative Agent the original life insurance policy and the Insurance Policy Assignment with respect to such policy duly executed by the Parent and acknowledged by the insurer;

(o)
Rights of Inspection.  At any time during the Parent’s regular business hours, permit any employee, officer, agent or other representative of the Administrative Agent and the Noteholders at the expense of the Company, to examine and make copies of any abstracts from the records and books of account of any Company Party and to discuss any of the Affairs of any Company Party with any of its directors, officers, employees, agents, representatives or auditors, it being understood that this Section 6.3(o) is not, and should not be construed as, a waiver of any attorney-client or similar privilege.  At any time and from time to time, upon five (5) days’ prior notice, permit any officer, agent or other representative of the Administrative Agent, at the expense of the Company, to perform appraisals and conduct field examinations of the Coal Asset and Collateral and discuss any of the Affairs of any Company Party with any of the personnel of the Parent and third party contractors.  Notwithstanding the foregoing, (i) the Administrative Agent may conduct or cause to be conducted appraisals of the Coal Asset at any time provided that, unless a Default or Event of Default has occurred and is continuing, the Company will not be required to bear the expense of more than two (2) such appraisals during any calendar year, and (ii) the Administrative Agent shall conduct or cause to be conducted quarterly inspections of the Lima Energy Project operations and review the progress of the construction and commissioning of the Plant, and the cost of such quarterly inspections shall be borne by the Company;

(p)
Blocked Accounts.  The Parent shall, and shall cause the Company and each Blocked Account Provider to, cause all revenues of the Parent and the Company, and proceeds of Collateral of such Persons, to be deposited into accounts subject to one or more Blocked Account Agreements, to allow the Administrative Agent access to view all account activity via on-line and web access and to mail the Administrative Agent at least once a month (or more times per month upon Administrative Agent's reasonable request) copies of all account statements and disbursement sums in such account;

(q)	Conduct of Business. The Parent will continue, and will cause each of the other Company Parties to continue, to engage in the Business or a business substantially similar and/or related thereto;

(r)
Maintenance of Mineral Interests. The Parent will and will cause each other Company Party to, in all material respects, promptly: (i) pay and discharge, or make commercially reasonable efforts to cause to be paid and discharged, when due all royalties and expenses accruing under any agreement affecting or pertaining to its Mineral Interests, (ii) perform, or make reasonable and customary efforts to cause to be performed, the obligations of the Parent or other Company Party required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Mineral Interests and other Properties, (iii) do all other things necessary to keep unimpaired, except for Permitted Liens, its rights with respect to its Mineral Interests and other Properties and prevent any forfeiture thereof or a default thereunder, except to the extent a portion of such properties is no longer capable of producing Ore in economically reasonable amounts, except for dispositions permitted by this Agreement and except when the failure to do so does not or could not, individually or in the aggregate, have a Material Adverse Effect. The Parent will and will cause each other Company Party to operate its Mineral Interests and other Properties or cause or make reasonable and customary efforts to cause such Mineral Interests and other Properties to be operated in a careful and efficient manner, subject to ordinary wear and tear, materially in accordance with the practices of the industry in compliance with all applicable Material Agreements and in compliance with all Governmental Entities, except where the failure to do so does not, or could not, individually or in the aggregate, have a Material Adverse Effect;

(s)
Title Due Diligence. The Parent shall, upon the request of the Administrative Agent, cause to be delivered to the Administrative Agent such title due diligence regarding title to the Collateral owned by the Company Parties (including title searches by Hendrich Title Company with respect to the Coal Assets) and the perfection and priority of the Administrative Agent's liens therein, as and to the extent such Collateral are required to be mortgaged pursuant hereto, as are reasonably appropriate to determine the status thereof;

(t)
Authorizations.  The Parent shall, and shall cause each of the other Company Parties to, obtain and maintain in full force all Authorizations necessary for the acquisition, ownership, construction and operation of the Lima Energy Project, the Plant, the Properties and the Business and perform and observe all covenants, conditions and restrictions contained in, or imposed on it by, any Authorization where failure to do would have a Material Adverse Effect;

(u)
Provision of Staff. The Parent shall ensure that there are sufficient competent technical and management employees or contractors engaged in connection with the Lima Energy Project to enable the achievement of the covenants hereunder.

(v)
Material Adverse Effect. The Parent shall, and shall cause each of the other Company Parties to, promptly notify the Administrative Agent of any event or circumstance or any potential event or circumstance that would reasonably be expected to have a Material Adverse Effect on the Lima Energy Project, the Business or the Properties;

(w)	Additional Properties. The Parent shall, and shall cause each of the other Company Parties to, promptly notify the Administrative Agent upon acquisition of any additional Properties;

(x)
Business Outside Certain Jurisdictions.  The Parent shall, and shall cause each of the other Company Parties to, at least 30 days prior to any of the following changes becoming effective, notify the Administrative Agent in writing of (i) any proposed change in the location of (w) any place of business of the Parent or any other Company Party, (x) the chief executive office or head office of the Company or any other Company Party, and (y) any place where tangible property of the Parent or any other Company Party is stored, and (ii) any proposed change in the name of the Parent or any other Company Party.  Promptly notify the Administrative Agent in writing upon becoming aware of any change in location of any account debtor of the Parent or any other Company Party to a jurisdiction outside of the United States of America;

(y)
Perfection and Protection of Security.  The Parent shall, and shall cause each of the other Company Parties to, at the request of the Administrative Agent, grant to the Administrative Agent, for the benefit of the Secured Parties, security interests, assignments, mortgages, charges and pledges in such property and undertaking of the Parent and the other Company Parties and other material Affiliates of the Parent that is not subject to a valid and perfected first ranking charge or security interest (subject only to Permitted Liens) in each relevant jurisdiction as determined by the Administrative Agent and deliver opinions of counsel in form and substance satisfactory to the Administrative Agent thereon with respect to such matters as the Administrative Agent may request.  The Parent shall also perform, execute and deliver, or cause to be performed, executed and delivered, all acts, agreements and other documents as may be reasonably requested by the Administrative Agent at any time to register, file, signify, publish, perfect, maintain, protect, and enforce the Security or grant a security interest on its property including, without limitation, (i) executing, recording and filing of the Security Documents and financing or continuation statements in connection therewith, in form and substance reasonably satisfactory to the Administrative Agent, (ii) delivering to the Administrative Agent the originals of all unit certificates, instruments, documents and chattel paper and all other Collateral of which the Administrative Agent reasonably determines the Administrative Agent should have physical possession in order to perfect and protect the Security, duly endorsed or assigned to the Administrative Agent, (iii) delivering to the Administrative Agent warehouse receipts covering any portion of the Collateral located in warehouses and for which warehouse receipts are listed, (iv) placing notations on its books of account to disclose the Security, (v) delivering to the Administrative Agent all letters of credit on which a Company Party is named beneficiary, (vi) obtaining subordination agreements, acknowledgments or other documents from third parties in order to ensure that the Security constitutes first priority Liens on the Collateral (subject only to Permitted Liens that by law rank in priority), and (vii) taking such other steps as are deemed reasonably necessary by the Administrative Agent to maintain the Security and the first ranking priority thereof (subject only to Permitted Liens that by operation of law rank in priority).  The Parent shall cause each Company Party that is created or acquired after the Closing Date and that becomes a party to a Security Document to become a party to the Intercreditor Agreement.

(z)
Further Assurances.  At its cost and expense, upon reasonable request of the Administrative Agent, execute and deliver or cause to be executed and delivered to the Administrative Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Administrative Agent to carry out more effectually the provisions and purposes of the Note Purchase Documents or confirm the truth and accuracy of the representations and warranties contained in the Note Purchase Documents.

(aa)
Title Insurance.  On the Closing Date with respect to the Mortgage covering the Coal Asset and on the date of acquisition by the Company of the real property on which the Lima Energy Project will be constructed and with respect to the Mortgage thereon (it being agreed that the acquisition of such real property by the Company and the grant by the Company of a Mortgage thereon shall occur on or before October 30, 2012), deliver, or cause to be delivered, to the Administrative Agent, at the sole cost and expense of the Company, (x) one or more fully paid ALTA standard form mortgagee policies of title insurance issued by the Title Insurance Company, in favor of the Administrative Agent for the benefit of the Secured Parties, together with such endorsements as are requested by the Administrative Agent, in each case in form and substance satisfactory to the Administrative Agent, in amounts satisfactory to the Administrative Agent, that shall (A) insure the validity and priority of the Liens created under the Mortgages, and (B) contain a pending disbursement provision satisfactory to the Administrative Agent (the "Title Insurance Policies"); and (y)  ALTA surveys of recent date of the Properties (other than the Coal Asset), certified to the Administrative Agent, the Title Insurance Company and the Company, which surveys shall be in form and substance satisfactory to the Administrative Agent and the Title Insurance Company, and shall show (A) as to the Properties (other than the Coal Asset), the exact location and dimensions thereof, including the location of all means of access thereto and all easements relating thereto, (B) that the location of the Plant and the Lima Energy Project do not encroach on or interfere with adjacent property or existing easements or other rights (whether on, above or below ground) that can be located or plotted on the survey, and that there are no other survey defects that are material in nature; and (C) no easements, rights-of-way or other encumbrances, other than Permitted Encumbrances.

(bb)
Environmental Site Assessments.  Within 60 calendar days following the Closing Date, deliver, or cause to be delivered, to the Administrative Agent, at the sole cost and expense of the Company, Environmental Site Assessment Reports for the Plant and the Lima Energy Project, accompanied by corresponding reliance letters (to the extent such reports do not permit reliance thereon by the Administrative Agent and the Noteholders).

Section 6.4	Negative Covenants.

Each of the Parent and the Company hereby covenants and agrees with Administrative Agent and the Noteholders that, until the Notes have been fully redeemed and all other Note Indebtedness has been paid and performed in full, the Parent shall not directly or indirectly (and the Company covenants to comply with the following):

(a)	Indebtedness. Create, incur, assume or suffer to exist, or permit any of the other Company Parties to create, incur, assume or suffer to exist, any Indebtedness other than Permitted Indebtedness;

(b)	Hedging. Enter into or allow to exist, or permit any of the other Company Parties to enter into or allow to exist, a Financial Instrument which is of a speculative nature or on a margined basis;

(c)
Liens.  Create, incur, assume or suffer to exist, or permit any of the other Company Parties to create, incur, assume or suffer to exist, any Lien on any of their respective properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, provided that CEC shall not create, incur, assume or suffer to exist any Lien on any of its properties or assets until all of the Note Indebtedness have been paid and satisfied in full in cash; Schedule 6.4(c)

(d)
Mergers, Etc.  Subject to the next following sentence, enter into, or permit any of the other Company Parties to enter into, any reorganization, consolidation, amalgamation, arrangement, winding-up, merger or other similar transaction.  Any Company Party and any other Company Party may enter into such transactions with each other if (i) at the time of such transaction and immediately after giving effect to the transaction, no event shall have occurred and be continuing which constitutes a Default or Event of Default, (ii) the surviving company shall be a company organized and existing under the laws of the United States of America or one of its states or districts, (iii) the continuing corporation assumes the obligations of each Company Party that is party to such transaction under the Note Purchase Documents and grants such additional security as may be reasonably required by the Administrative Agent, (iv) the Administrative Agent shall have approved such transactions in writing, and (v) the Secured Parties receive an opinion of counsel to the Company Parties reasonably acceptable to them;

(e)
Disposal of Assets Generally.  Sell, exchange, lease, release or abandon or otherwise dispose of, or permit any other Company Party to sell, exchange, lease, release or abandon or otherwise dispose of, any assets or properties to any Person other than Permitted Asset Dispositions;

(f)
Transactions with Related Parties.  Directly or indirectly, enter into or allow any other Company Party to enter into, any agreement with, make any financial accommodation for, or otherwise enter into any transaction with, a Related Party except (i) the Company Note and (ii) in the ordinary course of, and pursuant to the reasonable requirements of, business and at prices and on terms not less favourable to the Parent or the other Company Party, as the case may be, than could be obtained in a comparable arm’s length transaction with another Person.  Notwithstanding the foregoing, other than the Company Note, no Obligor may enter into a transaction with another Obligor without the prior written consent of the Administrative Agent;

(g)	Change in Business. Make any material change in the nature of the Business or permit any of the other Company Parties to make any material change in the nature of its business;

(h)
Acquisitions.  Purchase or otherwise acquire, or permit any other Company Party to purchase or otherwise acquire, (in one or a series of related transactions) any part of the property (whether tangible or intangible) of any Person (or agree to do any of the foregoing at any future time) other than:

(i)	Capital Expenditures to the extent permitted under Section 6.2(d);

(ii)	purchases and other acquisitions of Inventory, materials, Equipment and intangible property in the ordinary course of business;

(iii)	investment in Cash Equivalents;

(iv)	leases of real property in the ordinary course of business;

(v)	Permitted Acquisitions; and

(vi)	reorganizations, amalgamations and other transactions permitted under Section 6.4(d);

provided that any such property acquired shall be subject to perfected or registered first ranking priority Lien (subject only to Permitted Liens that by law rank in priority) in favour of the Administrative Agent for the benefit of the Secured Parties free and clear of all Liens other than Permitted Liens;

(i)
Capital.  Except with respect to Common Shares to the extent provided in the Unit Purchase Agreement or pursuant to the Acquisition, issue, or permit any of the other Company Parties to issue, Capital Stock, or any options, warrants or securities convertible into Capital Stock, except to employees of the Parent (pursuant to a written stock option plan reasonably satisfactory to the Administrative Agent), the Parent or another Company Party, and provided that the Capital Stock, option, warrants or securities issued to the Parent or any other Company Party must be pledged to the Administrative Agent pursuant to the Security Documents;

(j)	Distributions. Declare, make or pay, or permit any Company Party to declare, make or pay, any Distributions;

(k)
Financial Assistance.  Give, or permit any of the other Company Parties to give, any Financial Assistance to any Person, except for (i) Intercompany Indebtedness permitted pursuant to Section 6.4(a), (ii) investments in Cash Equivalents, (iii) extensions of trade credit by the Company or any other Company Party in the ordinary course of the Business or its business, as the case may be, (iv) Financial Assistance which constitutes a Permitted Acquisition, and (v) such other Financial Assistance as the Administrative Agent may approve in writing in the exercise of its sole discretion;

(l)	Organizational Documents. Amend, or allow any of the other Company Parties to amend, any of their Organizational Documents;

(m)	Fiscal Year. Change, or allow any of the other Company Parties to change, their Fiscal Year;

(n)
Subsidiaries.  Incorporate or acquire, or permit any of the other Company Parties to incorporate or acquire, any Subsidiaries or commence to carry on the Business otherwise than through the Company and its Subsidiaries, except for Permitted Acquisitions where, in each case, the Subsidiary (i) is a wholly-owned Subsidiary, and (ii) has executed and delivered to the Administrative Agent an unconditional and unlimited guarantee of all Note Indebtedness of the Company together with perfected first-ranking Security over all of its property and assets and accompanied by opinions of counsel satisfactory to the Administrative Agent;

(o)	Use of Proceeds. The Company shall use the proceeds of the Notes only for the purposes described in Section 2.17 and shall not use such proceeds for any other purpose;

(p)
Accounts.  Open or maintain, or permit any of the other Company Parties to, open or maintain any securities account or (with respect to the Parent and the Company only) deposit account except to the extent such securities account or deposit account is subject to a Blocked Account Agreement;

(q)
ERISA.  Establish, maintain, contribute to or be required or allowed to contribute to, or permit any other Company Party to establish, maintain, contribute to or be required or allowed to contribute to, any Plan or Multiemployer Plan; or

(r)
Material Contracts.  Permit itself or permit any of the other Company Party to amend, vary, alter or terminate, consent to any assignment or transfer of, or waive or surrender any of its rights or entitlements under, any Material Contract.

(s)
Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Company Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (i) this Agreement and the other Financing Documents and (ii) any agreements governing any Purchase Money Mortgages or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

(t)
Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Parent to (a) make Distributions in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, Parent or any other Subsidiary of the Parent, (b) make loans or advances to, or other investments in, the Parent or any Subsidiary of the Parent or (c) transfer any of its assets to the Parent or any Subsidiary of the Parent, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Note Purchase Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the sale, transfer or other disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

Section 7.1	Representations and Warranties.

As a material inducement to the Administrative Agent and Noteholders to enter into this Agreement and for the Noteholders to purchase the Notes, the Parent hereby represents and warrants, as of the First Closing Date and as of the date of each Subsequent Closing (and, to the extent such representation or warranty pertains to the Company or its Subsidiaries, the Company represents and warrants that such representations and warranties are true and correct), that:

(a)
Incorporation and Qualification.  The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each other Company Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation as set forth in Schedule.   The Parent and each of the other Company Parties is qualified, licensed or registered to carry on business under the laws applicable to it in all jurisdictions in which such qualification, licensing or registration is necessary or where failure to be so qualified would have a Material Adverse Effect; Schedule 7.1(a)

(b)
Corporate Power. Each of the Company Parties has all requisite corporate or company power and authority to (i) own, lease and operate its properties and assets and to carry on its business as now being conducted by it in all material respects, and (ii) enter into and perform its obligations under the Financing Documents to which it is a party;

(c)
Conflict With Other Instruments.  The execution and delivery by each Company Party and the performance by it of its obligations under, and compliance with the terms, conditions and provisions of, the Financing Documents to which it is a party will not (i) conflict with or result in a breach of any of the terms or conditions of (A) its Organizational Documents or by-laws, (B) any Applicable Law, or (C) any contractual restriction binding on or affecting it or its properties, or (ii) result in, require or permit (A) the imposition of any Lien in, on or with respect to any of its assets or property (except in favour of the Administrative Agent, the Secured Parties and the Investors), (B) the acceleration of the maturity of any Indebtedness binding on or affecting any Company Party, or (C) any third party to terminate any Material Contract;

(d)
Corporate Action, Governmental Approvals, Etc.  The execution and delivery of each of the Financing Documents by each Company Party and the performance by each Company Party of its obligations under the Financing Documents to which each such Company Party is party have been duly authorized by all necessary corporate or company action including, without limitation, the obtaining of all necessary shareholder or equityholder consents, as the case may be.  No Authorization, registration, qualification, designation, declaration or filing with any Governmental Entity or other Person, is or was necessary in connection with the execution, delivery and performance of obligations under the Financing Documents except as are in full force and effect, unamended, at the date of this Agreement;

(e)
Execution and Binding Obligation.  This Agreement and the other Financing Documents have been or, upon execution, will be duly executed and delivered by each Company Party which is a party thereto and constitute legal, valid and binding obligations of such Company Party enforceable against it in accordance with their respective terms, subject only to any limitation under applicable laws relating to (i) bankruptcy, insolvency, arrangement or creditors’ rights generally, and (ii) the discretion that a court may exercise in the granting of equitable remedies;

(f)
No Default or Event of Default. No Default or Event of Default has occurred which has not been either remedied (or otherwise ceased to be continuing) to the satisfaction of the Administrative Agent, or expressly waived by the Administrative Agent on behalf of the Noteholders, in writing;

(g)
All Authorizations Obtained and Registrations Made.  All Authorizations, filings and registrations necessary or of advantage to permit each Company Party to (i) create first priority perfected Liens (enforceable or opposable, as the case may be, against third parties and any trustee in bankruptcy) in the Collateral and the proceeds thereof (subject to Permitted Liens that rank by law in priority), (ii) consummate the transactions contemplated by the Financing Documents, (iii) own its undertaking, property and assets unless the failure to obtain or maintain such Authorization, filing or registration would not have a Material Adverse Effect, and (iv) carry on its business and to acquire, own, construct and operate the Lima Energy Project and the Properties unless the failure to obtain or maintain such Authorization, filing or registration would not have a Material Adverse Effect (including Authorizations, filings and registrations necessary or of advantage to permit the Company to carry on the Company’s Business), have been obtained or effected and are in full force and effect.  Each Company Party is in compliance with the requirements of all such Authorizations, filings and registrations and there are no investigations or proceedings existing, pending or, to the Parent's knowledge, after due enquiry, threatened which could result in the revocation, cancellation, suspension or any adverse modification of any of such Authorizations, filings and registrations.  The Security Documents create fully perfected security interests in or liens on, as the case may be, all right, title and interest of each Company Party in and to the Collateral specified therein or intended to be charged thereby as security for the obligations specified therein in each case prior and superior in right to any other Lien (subject to Permitted Liens which rank by law in priority);

(h)
Material Contracts. Each of the Company Parties is in material compliance with all Material Contracts and none of the Company Parties, or to the best of the Parent’s knowledge, any other party to any Material Contracts has defaulted under any of the Material Contracts.  No event has occurred which, with the giving of notice, lapse of time or both, would constitute a default under, or in respect of, any Material Contract.  There is no material dispute regarding any Material Contract;

(i)
Intellectual Property.  Each of the Company Parties possesses all Intellectual Property necessary for the conduct of their respective businesses, each of which is in good standing and in full force and effect, except where the failure to possess or maintain in good standing and in full force and effect such Intellectual Property, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  To the best knowledge of the Parent, none of the Company Parties is infringing or is alleged to be infringing on the rights of any Person with respect to any Intellectual Property;

(j)
Ownership and Use of Property. The Company has good and defensible title to the Coal Assets free and clear of any Liens other than Permitted Liens. Each of the Company Parties has good and marketable fee simple title to, or a valid leasehold interest in, all its Owned Properties (other than the Coal Assets which are covered by the first sentence of this paragraph (j), in each case free and clear of any Liens other than Permitted Liens.  Each of the Company Parties has good and merchantable title to all the tangible and intangible personal property reflected as assets in their books and records in each case free and clear of any Liens other than Permitted Liens.  No Company Party has any commitment or obligation (contingent or otherwise) to grant any Liens except for Permitted Liens.  Each of the Company Parties owns, leases or has the lawful right to use all of the assets necessary for the proper conduct of their respective businesses.  Such property, and its use, operation and maintenance for the purpose of carrying on the Business is in compliance with any applicable restrictive covenant and Applicable Law except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(k)
Sufficiency of Assets.  Each Company Party has acquired all property, assets and rights and has obtained such other Authorizations and rights as are necessary or required in connection with the development and use of the Lima Energy Project and the operation of the Business.  All property, assets and rights are sufficient in scope and substance for the development and use of the Lima Energy Project for the Business and no part of the purchase price payable in connection with the acquisition of such property, assets and rights, remains unpaid;

(l)
Leased and Owned Properties.  Other than as set out on Schedule 7.1(l), none of the Company Parties (i) owns or is bound by any agreement to own any real property, (ii) leases or is bound by any agreement to lease any real property, (iii) has leased any of its Owned Properties or subleased any of its Leased Properties, or (iv) owns or is bound by any agreement to own or leases or is bound by any agreement to lease, sell, encumber, dispose of or grant any right in respect of the Properties;  Schedule 7.1(l).

(m)
Leases.  Each Lease is in full force and effect, there are no defaults thereunder and all amounts owing under it have been paid by the relevant Company Party except to the extent that any such default or such non-payment would not have a Material Adverse Effect;

(n)
Work Orders.  There are no outstanding work orders relating to the Properties from or required by any Governmental Entity, nor does any Company Party have notice of any possible impending or future work order which would have a Material Adverse Effect;

(o)
Expropriation. No part of any of the Properties or the Buildings and Fixtures has been taken or is the subject of an expropriation by any Governmental Entity, no written notice or proceeding in respect of an expropriation been given or commenced nor is the Parent or the Company aware of any intent or proposal to give any such notice or commence any proceedings;

(p)
Encroachments.  Except for Permitted Liens, the Buildings and Fixtures are located entirely within the Properties and are in conformity with the laws, regulations, and requirements of all applicable Governmental Entities, except to the extent that such non-conformity would not have a Material Adverse Effect.  There are no encroachments upon any of the Properties which would have a Material Adverse Effect;

(q)
Compliance with Laws.  Each of the Properties has been used, and each of the Company Parties is, in compliance with all Applicable Laws, including, without limitation, having the necessary Authorizations to carry on the Business, except to the extent that such non-compliance would not have a Material Adverse Effect;

(r)	No Default. None of the Company Parties is in violation of its Organizational Documents or any equityholders’ agreement applicable to it;

(s)
No Material Adverse Agreements.  None of the Company Parties is a party to any agreement or instrument or subject to any restriction (including any restriction set forth in its Organizational Documents any equityholders’ agreement applicable to it) which has or, to the best of its knowledge at the time of making this representation, in the future may have a Material Adverse Effect;

(t)	Environmental Compliance. Except as set forth in Schedule Schedule 7.1(t):

(i)
none of the Properties (i) has ever been used by any Person as a waste disposal site or a landfill, or (ii) has ever had any asbestos, asbestos-containing materials, PCBs, radioactive substances or aboveground or underground storage systems, active or abandoned, located on, at or under it at the date of this Agreement;

(ii)	to the best knowledge of the Parent and the Company, no properties adjacent to any of the Properties are contaminated;

(iii)	there are no Contaminants located on, at or under the Properties; and

(iv)	none of the Company Parties has transported, removed or disposed of any waste to a location outside of the United States of America as at the date of this Agreement;

(u)
ERISA. None of the Company Parties nor any ERISA Affiliate of any Company Party has or has ever maintained or contributed to (or has or has ever had an obligation to contribute to) any Plan or Multiemployer Plan;

(v)
Labor Matters.  None of the Company Parties has any collective bargaining agreements.  There are no strikes or other labor disputes against any of the Company Parties pending or, to the knowledge of the Parent and the Company, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.  Hours worked by and payments made to employees of the Company Parties have not been in violation of the Fair Labor Standards Act or any other Applicable Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.  All payments due from the Company Parties on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the relevant Company Party;

(w)
Tax Liability.  Each of the Company Parties has filed all tax and information returns which are required to be filed.  Each of the Company Parties has paid all taxes, interest and penalties shown to be due and payable on such returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Entity (other than any the amount or the validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Company Party).  Adequate provision for payment has been made for taxes not yet due.  No tax Lien has been filed, and, to the knowledge of the Parent and the Company, no claim is being asserted, with respect to any such tax, fee or other charge. There are no tax disputes existing or pending involving any Company Party or the Business which could reasonably be expected to have a Material Adverse Effect;

(x)	Corporate Structure. At the date of this Agreement: Schedule 7.1(x)

(i)	the Company Parties and the equityholders of the Company Parties are set out in a corporate chart on Schedule 7.1(x);

(ii)	none of the Company Parties is, directly or indirectly, a member of, or a partner or participant in, any partnership, joint venture or syndicate other than as disclosed on Schedule 7.1(x);

(y)	ULC. None of the Company Parties is an unlimited liability company;

(z)
Financial Statements.  The audited consolidated financial statements of the Parent, copies of each of which have been furnished to the Administrative Agent and the Noteholders, fairly present the consolidated financial position of the Parent at such dates and the consolidated results of the operations and changes in financial position of the Parent for such period, all in accordance with GAAP;

(aa)
Indebtedness. No Company Party has any Indebtedness except as not prohibited under Section 6.4(a).  Except as set forth in Schedule 7.1(aa) there exists no default or event of default under the provisions of (i) any instrument evidencing Indebtedness in excess of $50,000 or (ii) any instruments evidencing Indebtedness in excess of $50,000 in the aggregate, or of any agreement relating thereto; Schedule 7.1(aa)

(bb)
No Litigation.  There are no material actions, suits or proceedings (including arbitration proceedings) pending, taken or to the Parent’s and the Company’s knowledge, threatened, before or by any Governmental Entity or any arbitrators or by or against any elected or appointed public official or private person in the United States of America or elsewhere, and, to the knowledge of the Parent and the Company, no Applicable Law which affects any Company Party has been enacted, promulgated or applied which (i)  challenges, or to the knowledge of the Parent and the Company, has been proposed which may challenge, the validity or propriety of the transactions contemplated under the Financing Documents or the documents, instruments and agreements executed or delivered in connection therewith or related thereto, or (ii) could be reasonably anticipated to have a Material Adverse Effect;

(cc)	Schedule Disclosure. At the date of this Agreement:

(i)
Schedule 7.1(cc)(i) is a list of all jurisdictions (or registration districts within such jurisdictions) in which each Company Party (i) has its chief executive office, head office, registered office and chief place of business, (ii) carries on business, (iii) has any account debtors, or (iv) stores any tangible personal property (except for goods in transit in the ordinary course of business);

(ii)	Schedule 7.1(cc)(ii) is a list of all Authorizations which are material to any Company Party and to the acquisition, ownership, construction or operation of the Properties and the Business;

(iii)	Schedule 7.1(cc)(iii) is a list of all Intellectual Property that is material to any Company Party and the Business;

(iv)
Schedule 7.1(cc)(iv) is a list of all actions, suits, arbitrations or proceedings pending, taken or to the Parent’s and the Company’s knowledge, threatened, before or by any Governmental Entity or other Person affecting any Company Party;

(v)	Schedule 7.1(cc)(v) contains a list of all Material Contracts; and

(vi)	Schedule 7.1(cc)(vi) contains a list of all settlement agreements and related orders in connection with any mechanics and materialmen liens against or affecting the Lima Energy Project;

(dd)	Insolvency. Other than as disclosed on Schedule 7.1(dd) , no Company Party or any of its Subsidiaries has:

(i)	not generally paid its debts as they become due;

(ii)	admitted its inability to pay its debts generally;

(iii)	made a general assignment for the benefit of creditors;

(iv)
instituted any proceedings, or had instituted any proceedings against it (x) seeking to adjudicate it a bankrupt or insolvent or (y) seeking liquidation, winding-up, reorganization, compromise, arrangement, adjustment, protection, relief or composition of it or of its debts under any Applicable Law relating to bankruptcy, insolvency or reorganization or relief of debtors or other similar matters or (z) seeking the appointment of a receiver, manager, receiver and manager, trustee, custodian, monitor, or other similar official for it or for any substantial part of its undertaking, property or assets; or

(v)	taken any organizational or other action to authorize any of the actions set forth above in this Section 7.1(dd);

(ee)
No Liabilities.  Except as disclosed in this Agreement or reflected or reserved against in the balance sheet of the December 31, 2011 audited financial statements of the Parent, the Parent has no liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) except for Current Liabilities incurred in the ordinary course since January 1, 2012;

(ff)
Equipment and Technology. The Company owns or will own all equipment and technology and processes required to complete the Lima Energy Project, and shall only retain experienced contractors and engineers of established reputation, reasonably satisfactory to the Administrative Agent, to build and operate any new equipment or technology;

(gg)
Transactions with Related Parties. All transactions with Related Parties are in the ordinary course of and pursuant to reasonable requirements of, business and are at prices and on terms not less favourable to the Company Parties than could be obtained in a comparable arm’s length transaction with another Person;

(hh)	Foreign Asset Control Laws. No Company Party is a Person named on a list published by OFAC or is a Person with whom dealings are prohibited under any OFAC Regulations;

(ii)
Utilities, Etc.  All utility services, means of transportation, facilities and other materials necessary for the construction, installation and operation of the Lima Energy Project (including, without limitation, gas, electrical, potable and raw water supply, storm, telephone and sewage services and facilities, as necessary) are or will be available to the Lima Energy Project when necessary for construction, operations testing and start-up of the Lima Energy Project and, to the extent necessary or desirable, arrangements have been made on commercially reasonable terms for such services, means of transportation, facilities and other materials;

(jj)
Mining Matters. No Company Party has entered into any mining agreements, offtake agreements, coal supply agreements, or other agreements pertaining to or affecting the coal asset or any mineral interests of any Company Party.

(kk)
Federal Regulations.  No part of the proceeds  from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve any Company Party in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  As used in this paragraph, the terms "margin stock" and "purpose of buying or carrying" shall have the meanings assigned to them in said Regulation U.  Neither the Common Shares nor any other equity securities issued by the Parent are registered or have unlisted trading privileges on a national securities exchange or are designated as qualified for trading in the National Market System (as defined in Regulation NMS of the rules and regulations of the United States Securities and Exchange Commission (the "SEC") under a designation plan approved by the SEC;

(ll)
Investment Company Act; Other Regulations.  No Company Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.  No Company Party is subject to regulation under any Applicable Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness;

(mm)
Solvency.  Each Company Party is, and after giving effect to the Acquisition and the incurrence of all Indebtedness and other obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent; and

(nn)
Disclosure.  All (i) forecasts and projections supplied to the Administrative Agent and the Noteholders were prepared in good faith, adequately disclosed all relevant assumptions and (ii) other written information supplied to the Administrative Agent and the Noteholders is true and accurate in all material respects.  There is no fact known to the Parent which could reasonably be expected to have a Material Adverse Effect and which has not been fully disclosed to the Administrative Agent and the Noteholders.  No event has occurred which could be reasonably anticipated to have a Material Adverse Effect since the date of most recent financial statements delivered pursuant to Section 6.1(a).

(oo)
Private Offering by the Company.  Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Noteholders, each of which has been offered the Notes at a private sale for investment.  Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the U.S. Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction

ARTICLE 8
DEFAULT AND ENFORCEMENT

Section 8.1	Event of Default.

The occurrence of any one or more of the following events shall constitute an "Event of Default" hereunder and in respect of the Notes:

(a)
Non-Payment. The Company fails to pay when due and payable (whether at maturity or otherwise) the full amount of any interest, fees (including the Redemption Fee), principal, if any, payable on any Note (including any default in payment of any amounts payable upon the occurrence of any Change of Control or any Redemption Event) or any Obligor defaults on its payment obligation under its Guarantee; or

(b)	Breach of Negative and Financial Covenants. Any Company Party defaults in observing or performing any covenant or condition contained in Section 6.2 or Section 6.4 of this Agreement; or

(c)	Breach of Auditor and Key Man Insurance Covenants. Any Company Party defaults in performing any covenant or condition contained in Section 6.3(l) or Section 6.3(n) of this Agreement; or

(d)
Breach of Other Covenants. Any Company Party or any other Obligor defaults in observing or performing any other covenant or condition of this Agreement or any other Note Purchase Document on its part to be observed or performed and, with respect to such covenants or conditions which are capable of rectification, if such default continues for a period of ten (10) days after notice by the Administrative Agent; or

(e)
Security Imperilled.  Any one or more of the Security Documents ceases to be in full force and effect or to constitute a valid and perfected first priority Lien (subject to Permitted Encumbrances that by law rank in priority) upon all the Collateral it purports to charge or encumber in favour of the Administrative Agent for the benefit of the Secured Parties and  such Lien is not remedied or cured by the relevant Obligor within ten (10) days of notice to the Parent by the Administrative Agent, or if the Administrative Agent, in its sole discretion and at any time, determines the Administrative Agent’s Lien in the Collateral on such date is inadequate or unenforceable and such Lien is not remedied or cured by the relevant Obligor within ten (10) days of notice by the Administrative Agent to the Parent; or

(f)
Insolvency Proceeding. The commencement by any Company Party or any other Obligor of any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or  seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or the consent by any Company Party or any other Obligor to the institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, provincial or state law relating to bankruptcy, insolvency, reorganization or relief of debtors, or the consent by it to the filing of any such petition or to the appointment under any such law of a receiver, receiver-manager, liquidator, assignee, trustee, sequestrator (or other similar official) of such Company Party or other Obligor or of all or substantially all of its property, or the making by it of a general assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due; or

(g)
Insolvency Order. The entry of a decree or order by a court having jurisdiction adjudging any Company Party or any other Obligor a bankrupt or insolvent or approving as properly filed an application or a petition seeking reorganization, arrangement or adjustment of or in respect of the Company Party or such other Obligor under any Applicable Law relating to bankruptcy, insolvency, reorganization or relief of debtors, or appointing under any such Applicable Law a receiver, receiver-manager, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company Party or such other  Obligor or of all or substantially all of their respective property, or ordering pursuant to any such Applicable Law the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days; or

(h)
Liquidation Proceeding. Proceedings are commenced for the winding-up, liquidation or dissolution of any Company Party or any other Obligor, unless the Company Party or such other Obligor in good faith actively and diligently contests such proceedings, decree, order or approval, resulting in a dismissal or stay thereof within sixty (60) days of commencement; or

(i)	Liquidation Resolution. A resolution is passed for the winding-up, dissolution or liquidation of any Company Party or other Obligor; or

(j)
Cessation of Enforceability. This Agreement, any Note or any other Note Purchase Document shall for any reason, or is claimed by the Parent, the Company or any other Obligor to, cease in whole or in any part to be a legal, valid, binding and enforceable obligation of any Obligor; or

(k)
Cross-Default. Any Company Party or any other Obligor fails to pay the principal of, premium, if any, interest on, or any other amount owing in respect of any of its Indebtedness or any other obligation (i) pursuant to any Financing Document (other than the Note Purchase Documents) or (ii) any other Indebtedness or obligation which is outstanding in an aggregate principal amount exceeding $100,000, in each case, when such amount becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness or obligation; or any other event occurs or condition exists and continues after the applicable grace period, if any, specified in any agreement or instrument relating to any such Indebtedness or obligation referred to in clauses (i) or (ii) above, if its effect is to accelerate, or permit the acceleration of such Indebtedness or obligation; or any such Indebtedness or obligation shall be, or may be, declared to be due and payable prior to its stated maturity; or

(l)
Misrepresentation.  Any representation or warranty made or deemed made by any Obligor in this Agreement or any other Note Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any other Note Purchase Document shall prove to be incorrect or misleading in any material respect as at the date on which it was made or deemed made; or

(m)
Material Adverse Effect. The occurrence of any event that could, in the sole opinion of the Administrative Agent, reasonably be expected to have a Material Adverse Effect, including any change in the business, operations or financial condition of the Parent or any other Company Party that has a Material Adverse Effect; or

(n)	Destruction of Collateral. Any destruction or abandonment of any part of the Collateral that is not in the ordinary course of business and that has a Material Adverse Effect; or

(o)
Environmental Liabilities. Any Company Party or any other Obligor incurs any liabilities by, under or pursuant to Environmental Laws or which relate to the existence of Contaminants on or about the Plant, the Coal Asset, the Lima Energy Project or the other Properties which will require expenditures (i) for any one occurrence, in excess of $100,000 or (ii) aggregating in any Fiscal Year on a consolidated basis $100,000; or

(p)
Judgment. A final judgment or decree for the payment of money in excess of $100,000 individually or $100,000 on a cumulative basis is rendered against any Company Party or any other Obligor by a court having jurisdiction and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 15 days from entry thereof; or

(q)
Key Man. The Chairman shall be terminated or resign as an officer and employee of the Parent or shall die or be incapable of performing his usual responsibilities as an officer or employee by reason of illness, disease or other disability for 30 days or more; or

(r)
Attachment.  There shall be commenced against any Company Party or any other Obligor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof; or

(s)	Change in Control. A Change in Control shall occur.

Section 8.2	Acceleration on Default.

(1)
Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may (i) declare all Note Indebtedness to be immediately due and payable (including all accrued and unpaid interest and any interest at the Default Rate together with the Redemption Fee and all other obligations owing to the Administrative Agent or any Noteholder under or in connection with this Agreement and the Notes), whereupon all such Note Indebtedness shall become due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Company, and (ii) exercise all rights and remedies available under this Agreement, any other Note Purchase Documents and Applicable Law and the Administrative Agent or Noteholders may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained in any Note Purchase Document, or for an injunction against a violation of any of the terms thereof, or in aid of the exercise of any power granted thereby or by law or otherwise. Notwithstanding any provision of any Note Purchase Document and without limiting any of the other rights and/or remedies of the Administrative Agent or any Noteholder, if an Event of Default under Section 8.1(f) through Section 8.1(i) occurs, all of the Note Indebtedness shall be immediately due and payable immediately without any action, presentment, demand, protest or notice of any kind, all of which hereby are expressly waived by the Company Parties).  Notwithstanding anything to the contrary in any Note Purchase Document and for the avoidance of doubt, any reference in any Note Purchase Document to an Event of Default existing, or having occurred and being in continuance, shall remain an Event of Default until it has been waived in accordance with such Note Purchase Document.

(2)
Notwithstanding anything contained in this Agreement, the Notes or any other Note Purchase Document to the contrary, if the principal amount and any accrued and unpaid interest on the Notes, together with the Redemption Fee, become due and payable in accordance with this  Section 8.2, then the Company shall pay forthwith to Administrative Agent for the benefit of the Noteholders, on a pro rata basis, the principal of, and accrued and unpaid interest (including interest on amounts in default) on such Notes, together with the Redemption Fee and all other fees and expenses payable hereunder, together with subsequent interest thereon at the rate borne by the Notes from the date such amounts are due and payable in accordance with this Section 8.2 until payment is received by the Noteholders. Such payment when made shall be deemed to have been made in discharge of the Company's obligations hereunder.

(3)	Except as expressly provided in Section 8.1 or Section 8.2, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Company and the Parent.

Section 8.3	Waiver of Default.

If an Event of Default shall have occurred, the Administrative Agent shall have the power  to waive any Event of Default hereunder and all the Noteholders shall be bound by any such waiver upon such terms and conditions as the Administrative Agent  shall prescribe; provided that no delay or omission of Administrative Agent or any of the Noteholders to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or acquiescence therein and provided further that no act or omission of Administrative Agent or any Noteholders shall extend to or be taken in any manner whatsoever to affect any subsequent Event of Default hereunder or the rights resulting therefrom.

Section 8.4	Enforcement by the Noteholders.

If an Event of Default shall have occurred, but subject to Section 8.3:

(a)
the Administrative Agent may  proceed to enforce the rights of Administrative Agent and the Noteholders by any action, suit, remedy or proceeding authorized or permitted by any of the Note Purchase Documents or by Applicable Law or equity; and may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Administrative Agent and the Noteholders filed in any bankruptcy, insolvency, winding-up or other judicial proceedings relating to any Company Party;

(b)
no such remedy for the enforcement of the rights of Administrative Agent or any of the Noteholders shall be exclusive of or dependent on any other such remedy but any one or more of such remedies may from time to time be exercised independently or in combination; and

(c)
all rights of action hereunder or under any of the Security Documents or any other Note Purchase Document may be enforced by Administrative Agent or the Noteholders without the possession of any of the Notes or the production thereof on the trial or other proceedings relating thereto.

Section 8.5	Right of Setoff.

To the extent permitted by law, (i) in the case an Event of Default shall occur and be continuing or shall exist, the Administrative Agent and Noteholders shall have the right, in addition to all other rights and remedies available to them, without notice to the Company or any other Person, to setoff against and to appropriate and apply to the unpaid balance of the Notes, all accrued interest thereon, the Redemption Fee, and all other obligations of the Company hereunder and under the Notes and all other Financing Documents, any debt owing to, and any other funds held in any manner for the account of the Company by Administrative Agent or any Noteholder, including, without limitation, all funds in all deposit accounts (general or special) subject to any Blocked Account Agreement now or hereafter maintained by the Company for its own account with Administrative Agent or any Noteholder and Administrative Agent and Noteholder are hereby granted a security interest in and lien on all such debts (including, without limitation, all such deposit accounts) for such purpose; and (ii) such right shall exist whether or not Administrative Agent or any Noteholder shall have made any demand under this Agreement, the Notes and whether or not the Notes and such other obligations are matured or unmatured.  Notwithstanding anything else contained within this Agreement, the Administrative Agent will not issue an activation notice under any Blocked Account Agreement until such time as an Event of Default has occurred.

Section 8.6	Application of Moneys.

Notwithstanding any provision herein to the contrary, all proceeds and any other amounts collected or received in respect of any Note Indebtedness evidenced by the Notes or any other amounts owing by the Company to Administrative Agent or any Noteholder: (a) after any or all of such Note Indebtedness has been accelerated (so long as such acceleration has not been rescinded) or (b) in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by Administrative Agent or any Noteholder of such party's rights or remedies under any Note Purchase Document during the continuance of an Event of Default, shall be applied as follows: (1) first, to the payment of all costs, liabilities, advances and expenses incurred, or required or permitted to be incurred by the Administrative Agent relating to or arising out of the Collateral, the Note Indebtedness evidenced by the Notes or the Note Purchase Documents, including without limitation, the maintenance, operation, preservation and disposition thereof and all other payments that Administrative Agent may be required or authorized to make thereunder; (2) second, to the payment of all accrued and unpaid fees owing to Administrative Agent and the Noteholders under the Note Purchase Documents; (3) third, to the payment of all accrued and unpaid interest on the Notes to be applied on a pari passu basis; (4) fourth, to the payment of the principal balance of the  Notes to be applied on a pari passu basis (5) fifth, to all other Note Indebtedness, and (6) sixth, any surplus then remaining to the Company, unless otherwise provided by the Intercreditor Agreement, by law or directed by a court of competent jurisdiction.

Section 8.7	Remedies Cumulative.

No remedy herein conferred upon or reserved to Administrative Agent or any of the Noteholders is intended to be exclusive of any other remedy, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or under any Note Purchase Document or now or hereafter existing by law or by statute. Each holder of the Notes shall have all rights and remedies set forth in this Agreement, the Note the other Note Purchase Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights such holders have under any law or in equity. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

Section 8.8	Judgment Against the Company.

In the case of any judicial or other proceedings to enforce the rights of the Noteholders, including, without limitation, obtaining judgment for the principal of or interest on the Notes, judgment may be rendered against the Company in favour of Administrative Agent and/or the Noteholders for any amount which may remain due in respect of the Notes.

Section 8.9	Administrative Agent May Perform Covenants.

If the Parent or the Company shall fail to perform any of its covenants contained herein, after a Default or Event of Default, the Administrative Agent may perform any of such covenants capable of being performed by it, but is under no obligation to do so. All reasonable sums so required to be paid in connection with Administrative Agent's performance of any covenant will be paid by the Company and all sums so paid shall be payable by the Company on demand. No such performance by Administrative Agent of any covenant contained herein or payment or expenditure by the Company of any sums advanced or borrowed by Administrative Agent pursuant to the foregoing provisions shall be deemed to relieve the Parent or the Company from any default hereunder or its continuing obligations hereunder.

ARTICLE 9
SATISFACTION AND DISCHARGE

Section 9.1	Cancellation.

Each Note surrendered to the Company, shall be cancelled by the Company forthwith after payments required in respect thereof to the date of surrender have been made. Subject to Applicable Law, all Notes cancelled or required to be cancelled under this or any other provision of this Agreement shall be destroyed by the Company in accordance with the Company's ordinary practice, and a notation may be made on the Register as to such cancellation.

ARTICLE 10
THE ADMINISTRATIVE AGENT AND NOTEHOLDERS

Section 10.1	Authorization and Action.

Each Noteholder irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Note Purchase Documents as are delegated to it by the terms of this Agreement and the other Note Purchase Documents, together with all powers reasonably incidental thereto.  As to any matters not expressly provided for by this Agreement and the other Note Purchase Documents, the Administrative Agent shall act or refrain from acting (and shall be fully protected in so doing) upon the joint instructions of the Required Holders which instructions shall be binding upon all Noteholders.  The Administrative Agent shall not be required to take any action which (i) would expose it to personal liability, (ii) is contrary to this Agreement or any applicable law, rule, regulation, judgment or order, (iii) would require it to become registered to do business in any jurisdiction, or (iv) would subject it to taxation. The provisions of this Article are solely for the benefit of the Administrative Agent and the Noteholders, and neither the Company nor any other Obligor shall have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term "agent" herein or in any other Note Purchase Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.  The Administrative Agent is hereby authorized and directed by the Noteholders to enter into any intercreditor agreement (including the Intercreditor Agreement) on their behalf with the Investors and/or the Second Lien Agent with respect to the first ranking priority of the Liens created pursuant to the Security Documents and the application of proceeds of the Collateral, and each Noteholder hereby approves and agrees to be bound by any such intercreditor agreement (including the Intercreditor Agreement).

Section 10.2	No Liability.

(1)
The Administrative Agent shall have no duties or obligations other than as set out in this Agreement and the other Note Purchase Documents and there shall not be construed against the Administrative Agent any implied duties (including fiduciary duties), obligations or covenants.  The Administrative Agent may execute or perform, and may delegate the execution and performance of, any of its powers, rights, discretions and duties under the Note Purchase Documents through or to any Persons designated by it.  References in any Note Purchase Document to the Administrative Agent shall include references to any such Persons.

(2)
The Administrative Agent is not obliged to (i) take or refrain from taking any action or exercise or refrain from exercising any right or discretion under the Note Purchase Documents, or (ii) incur or subject itself to any cost in connection with the Note Purchase Documents, unless it is first specifically indemnified or furnished with security by the Noteholders, in form and substance satisfactory to it (which may include further agreements of indemnity or the deposit of funds).

(3)	The Administrative Agent shall promptly deliver to each Noteholder any notices, reports or other communications contemplated in this Agreement which are intended for the benefit of the Noteholders.

(4)
Neither the Administrative Agent nor its directors, officers, agents or employees shall be liable to the Noteholders for any action taken or omitted to be taken by it or them in connection with the Note Purchase Documents except for its or their own gross negligence or wilful misconduct as determined by a court of competent jurisdiction on a final and non-appealable basis.  Without limiting the generality of the foregoing, the Administrative Agent (i) may consult with legal counsel (including legal counsel for the Company), independent accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in accordance with their advice, (ii) makes no warranty or representation to the Noteholders and shall not be responsible to the Noteholders for the form, substance, accuracy or completeness of any Note Purchase Document or any other documents or information made available to the Noteholders, (iii) has no duty to inspect the property or assets (including books and records) of the Company or any other Person, (iv) has no duty to ascertain or inquire as to the existence of a Default or an Event of Default or the observance of any of the terms or conditions of the Note Purchase Documents, (v) is not responsible to the Noteholders for the execution, enforceability, genuineness, sufficiency or value of any of the Note Purchase Documents or for the validity, perfection or priority of any Lien created or purported to be created under the Security Documents, and (vi) shall incur no liability by acting upon any notice, certificate or other instrument believed by it to be genuine and signed or sent by the proper Person. In determining compliance with any condition hereunder to the purchase of any Note that by its terms must be fulfilled to the satisfaction of a Noteholder, the Administrative Agent may presume that such condition is satisfactory to such Noteholder unless the Administrative Agent shall have received notice to the contrary from such Noteholder prior to the purchase of such Note.

Section 10.3	Administrative Agent as Noteholder.

To the extent it is also a Noteholder, the Administrative Agent has the same rights and powers under this Agreement in its capacity as Noteholder as any other Noteholder and may exercise such rights and powers as though it were not the Administrative Agent.  The Administrative Agent and its Affiliates may engage in any kind of business with, the Company Parties, any of their respective Subsidiaries, or any Person who may do business with or own securities of such Persons, all as if it were not the Administrative Agent and without any duty to account to the Noteholders.

Section 10.4	Noteholder Credit Decisions.

Each Noteholder acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Noteholder or any of their Related Parties and based on such documents and information as it has been deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Noteholder also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Noteholder or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Note Purchase Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.5	Indemnification.

Each Noteholder shall indemnify and save the Administrative Agent harmless (to the extent not otherwise reimbursed by the Company) rateably from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgements, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment or redemption of the Notes) as a result of, or arising out of, the Note Purchase Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing provided that no Noteholder shall be liable for any part of such loss resulting from the gross negligence or wilful misconduct of the Administrative Agent in its capacity as agent as determined by a court of competent jurisdiction on a final and non-appealable basis.  Without limiting the foregoing, each Noteholder shall reimburse the Administrative Agent upon demand for its rateable share of any out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation, execution, administration or enforcement of, or legal advice in respect of rights or responsibilities under, the Note Purchase Documents (to the extent not otherwise reimbursed by the Company). The agreements in this Section 10 shall survive the payment of the Notes and all other amounts payable hereunder.

Section 10.6	Liability of the Noteholders inter se.

Each of the Noteholders agrees with each of the other Noteholders that, except as otherwise expressly provided in this Agreement, none of the Noteholders has or shall have any duty or obligation, or shall in any way be liable, to any of the other Noteholders in respect of the Note Purchase Documents or any action taken or omitted to be taken in connection with them.

Section 10.7	Successor Administrative Agents.

The Administrative Agent may resign at any time by giving written notice to the Noteholders and the Company, such resignation to be effective upon the appointment of a successor Administrative Agent.  Upon notice of any resignation, the Required Holders have the right to appoint a successor Administrative Agent who, provided no Default or Event of Default has occurred and is continuing, shall be acceptable to the Company, acting reasonably.  If no successor Administrative Agent is appointed or has accepted the appointment within thirty days after the retiring Administrative Agent’s notice of resignation, then the retiring Administrative Agent may, on behalf of the Noteholders, appoint a successor Administrative Agent, which may be a Noteholder.  Upon the acceptance of the appointment by a successor Administrative Agent, the successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Administrative Agent’s resignation, the provisions of this Article 10  shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

ARTICLE 11
NOTICES

Section 11.1	Notices.

All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid), mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid or for purposes of Section 8.1, by electronic mail. Such notices, demands and other communications shall be sent to Administrative Agent and to the Company at the address indicated below:

To the Parent or the Company:
USA Synthetic Fuel Corporation
312 Walnut Street, Suite 1600
Cincinnati, OH 45202
Attention:	Mr. Harry H. Graves, Chairman
Telephone:	513-762-7870
Email:	hhgraves@usasfc.com
To the Administrative Agent:
Third Eye Capital Corporation
Brookfield Place, TD Canada Trust Tower
161 Bay Street, Suite 3930
Toronto, ON M5J 2S1
Attention:	Mr. Algis Vaitonis, Head of Portfolio Operations
Telephone:	416-601-2270
Email:	algis@thirdeyecapital.com

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.  Such notice shall be deemed to have been given on the date of such delivery if such date is a Business Day and the delivery was made during normal business hours, otherwise it shall be deemed to have been given on the next Business Day following such delivery.

ARTICLE 12
MISCELLANEOUS

Section 12.1	Counterparts and Facsimile.

This Agreement may be executed in counterparts and by facsimile or other electronic transmission (including by electronic mail) of an authorized signature and each such counterpart shall be deemed to form part of one and the same document.

Section 12.2	Language of Agreement.

The Parties agree that the English language shall be the sole language governing the interpretation of the terms and conditions of this Agreement.

Section 12.3	No Strict Construction.

The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 12.4	Complete Agreement.

This Agreement, those documents expressly referred to herein and other documents of even date herewith, embody the complete agreement and understanding among the Parties and supersede any prior agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

Section 12.5	Indemnification.

(1)
The Parent and the Company shall pay (i) all expenses incurred by the Administrative Agent and the Noteholders, including the fees, charges and disbursements of counsel (including local counsel), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Note Purchase Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all expenses incurred by the Noteholders and the Administrative Agent, including the fees, charges and disbursements of counsel (including local counsel), in connection with the enforcement or protection of their rights in connection with this Agreement and the other Note Purchase Documents, including their rights under this Section 12.5, or in connection with the Notes issued hereunder, including all such expenses incurred during any workout, restructuring or negotiations in respect of such Notes.

(2)
The Parent and the Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Noteholder, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Obligor arising out of, in connection with, or as a result of:

(a)
the execution or delivery of this Agreement, any other Note Purchase Document or any agreement or instrument contemplated hereby or thereby, the performance or non-performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation or non-consummation of the transactions contemplated hereby or thereby;

(b)	any Note or the use or proposed use of the proceeds therefrom;

(c)
the presence of Contaminants in, on, at, under or about, or the discharge or likely discharge of Contaminants from, any of the properties comprised in the Collateral or any of the properties now or previously used or occupied by the Company Parties, any of their respective Subsidiaries or any of the other Obligors, or the breach by or non-compliance with any Environmental Law by any mortgagor, owner or lessee of such properties, or any liability imposed pursuant to Environmental Law or relating to the existence of Contaminants on, under or about the properties comprised in the Collateral and related in any way to the Company Parties or any of their respective Subsidiaries; or

(d)
any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by an Obligor and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee or (y) result from a claim brought by the Company or any other Obligor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Note Purchase Document, if the Obligor has obtained a final and non-appealable judgment in its favour on such claim as determined by a court of competent jurisdiction.

(3)
To the fullest extent permitted by Applicable Law, neither the Parent nor any of the other Company Parties shall assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for indirect, consequential, punitive, aggravated or exemplary damages (as opposed to direct damages) arising out of, in connection with, or as a result of, this Agreement, any other Note Purchase Document or any agreement or instrument contemplated hereby (or any breach thereof), the transactions contemplated hereby or thereby, any Notes or the use of the proceeds thereof.

(4)
All amounts due under this Section 12.5 shall be payable promptly after demand therefor.  A certificate of the Administrative Agent or a Noteholder setting forth the amount or amounts owing to such Administrative Agent, Noteholder or a sub-agent or Related Party, as the case may be, as specified in this Section, including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Company shall be conclusive absent manifest error.

(5)
The provisions of this Section 12.5 shall survive the termination of this Agreement and the redemption of all Notes.  To the extent required by law to give full effect to the rights of the Indemnitees under this Section 12.5, the parties hereto agree and acknowledge that the Administrative Agent and each Noteholder is acting as agent for its respective Related Parties and agrees to hold and enforce such rights on behalf of such Related Parties as they may direct.  Each of the Parent and the Company acknowledges that neither its obligation to indemnify nor any actual indemnification by it of the Noteholders, the Administrative Agent or any other Indemnitee in respect of such Person’s losses for legal fees and expenses shall in any way affect the confidentiality or privilege relating to any information communicated by such Person to its counsel.

Section 12.6	Acknowledgments.

Each of the Parent and the Company hereby acknowledges that:

(1)	it has been advised by counsel in the negotiation, execution and delivery of this Agreement and other Note Purchase Documents;

(2)
neither Administrative Agent nor any Noteholder shall have any fiduciary relationship with or duty to the Parent or the Company arising out of or in connection with this Agreement or any of the other Note Purchase Documents, and the relationship between Administrative Agent and Noteholders, on one hand, and the Parent or the Company, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(3)	no joint venture is created hereby or by the other Note Purchase Documents or otherwise exists by virtue of the transactions contemplated hereby.

Section 12.7	Attorney.

The Company hereby irrevocably constitutes and appoints the Administrative Agent (and any officer or agent thereof) as its true and lawful attorney with power to, upon the occurrence of an Event of Default, in the place of the Company and in its name with full power of substitution, for the purpose of carrying out the terms of this Agreement and the other Note Purchase Documents, to take any action and to execute documents and instruments which may be necessary or desirable to accomplish the purposes of such agreements.  This power of attorney is irrevocable, is coupled with an interest, has been given for valuable consideration (the receipt and adequacy of which is acknowledged) and survives, and does not terminate upon, bankruptcy, dissolution, winding up, insolvency of the Company.  This power of attorney extends to and is binding upon the Company’s successors and permitted assigns.  The Administrative Agent shall not be liable to the Company for any action taken by the Administrative Agent or its designee under such power of attorney, except to the extent that such action was taken by the Administrative Agent in bad faith or with gross negligence or wilful misconduct. This power of attorney shall terminate without further writing upon the payment in full of the Notes.

Section 12.8	Amendments and Waivers.

Except as otherwise expressly provided herein, the provisions of this Agreement and the Notes may be amended or waived and the Parent and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Parent and the Company has executed a written copy of such amendment and has obtained the written consent of the Administrative Agent which shall be binding on the Noteholders; provided that no such action shall, without the prior written consent of all of the Noteholders, (i) change the rate at which or the manner in which interest accrues on the Notes or the time at which such interest becomes payable, (ii) terminate or release all or substantially all of the Security, (iii) change the definition of Required Holders, or (iv) change any provision relating to the scheduled payments or prepayments of principal on the Notes.  No other course of dealing with the Parent or the Company or any delay in exercising any rights hereunder or under the Note, or otherwise shall operate as a waiver of any rights of any such Holders.

Section 12.9	Successors and Assigns.

(1)
This Agreement shall become effective when executed by the Parent, the Company, the Administrative Agent and each Holder and after that time shall be binding upon and inure to the benefit of the Parent, the Company, the Administrative Agent, and the Holders and their respective successors and permitted assigns.

(2)
Neither the Parent nor the Company shall have the right to assign its rights or obligations under this Agreement or any interest in this Agreement without the prior consent of all the Holders, which consent may be arbitrarily withheld.

(3)
A Holder may grant participations in all or any part of its interest in the Notes to one or more Persons (each a "Participant").  The Holder granting a participation shall, unless otherwise expressly provided in this Agreement, act on behalf of all of its Participants in all dealings with the Company in respect of the Notes and no Participant shall have any voting or consent rights with respect to any matter requiring the Holders’ consent.  A Holder may also with the prior written consent of the Administrative Agent assign or transfer all or any part of its interest in the Notes to a transferee in compliance with Article 3.

(4)
The Company shall assist the Administrative Agent and any Holder to transfer its Notes or to sell participations under this Section 12.9 in whatever manner reasonably necessary in order to enable or effect such transfer or participation including providing such certificates, acknowledgments and further assurances in respect of this Agreement and the Notes as such Holder may reasonably require in connection with transfer or any participation pursuant to this Section 12.9.

(5)
Any Holder may at any time pledge or grant a security interest in all or a portion of its rights under this Agreement to secure obligations of such Holder provided that no such pledge or security shall release such Holder from any of its obligations hereunder or substitute any such pledge for such Holder as a party hereto.

(6)
Any transfer or any grant of participation pursuant to this Section will not constitute a repayment by the Company to the transferring or granting Holder of the Notes, nor a new purchase of Notes by the Holder, transferee or Participant, as the case may be, and the parties acknowledge that the Company’s obligations with respect to any such Notes will continue and will not constitute new obligations.

Section 12.10	Waiver of Right to Jury Trial.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING WITH RESPECT TO ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH OF THE PARTIES HERETO (A) ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO THE FINANCING DOCUMENTS TO ENTER INTO A BUSINESS RELATIONSHIP, THAT THE PARTIES TO THE FINANCING DOCUMENTS HAVE ALREADY RELIED ON THIS WAIVER IN ENTERING INTO SAME AND THE TRANSACTIONS THAT ARE THE SUBJECT THEREOF, AND THAT THEY WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS, AND (B) FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, MODIFICATIONS, SUPPLEMENTS, EXTENSIONS, RENEWALS AND/OR REPLACEMENTS OF THIS AGREEMENT.

Section 12.11	Waiver and Acknowledgement.

The Parties waive any rights and remedies relating to applicable usury or similar laws now or hereafter enacted in respect of the Financing Documents and acknowledge and agree that the obligations of the Parties pursuant to or in connection with the Financing Documents shall continue to be enforceable obligations of the Parties, irrespective of any such claims by any Person that payments made in connection with the Financing Documents are in an amount or calculated at a rate which would be prohibited by law, would result in a receipt by the Administrative Agent or by the Noteholders of interest at a criminal rate or are otherwise excessive, unconscionable, coercive, oppressive or punitive in any manner whatsoever.

Section 12.12	Announcements.

The Administrative Agent shall have the right to review and approve any public announcement or public filing made after the date hereof relating to any of the transactions contemplated hereby or relating to the Administrative Agent or its Affiliates, as the case may be, before any such announcement or filing is made (such approval not be unreasonably withheld or delayed).

Section 12.13	Maximum Rate of Interest.

This Notes are expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity of the Note Indebtedness evidenced thereby or otherwise, shall the amount paid or agreed to be paid to the Noteholder for the use, forbearance or detention of the money advanced or to be advanced hereunder exceed the highest lawful rate permissible under the laws of the State of Ohio. If, from any circumstances whatsoever, fulfillment of any provision of the Notes shall, at the time performance of such provisions are due, be deemed to be a payment of interest in excess of that authorized by law, the obligation to be fulfilled shall be reduced to the limit so authorized by law, and if, from any circumstances, the Noteholder shall ever receive an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of the indebtedness evidenced hereby and by the Notes and not to the payment of interest.

Section 12.14	Judgment Currency.

(1)
If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due to a Secured Party in any currency (the "Original Currency") into another currency (the "Other Currency"), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, such Secured Party could purchase the Original Currency with the Other Currency on the Business Day preceding the day on which final judgment is given or, if permitted by applicable law, on the day on which the judgment is paid or satisfied.

(2)
The obligations of the Parent and the Company in respect of any sum due in the Original Currency from it to a Secured Party under any of the Note Purchase Documents shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by such Secured Party of any sum adjudged to be so due in the Other Currency, such Secured Party may, in accordance with normal banking procedures, purchase the Original Currency with such Other Currency.  If the amount of the Original Currency so purchased is less than the sum originally due to such Secured Party in the Original Currency, each of the Parent and the Company agrees, as a separate obligation and notwithstanding the judgment, to indemnify such Secured Party against any loss, and, if the amount of the Original Currency so purchased exceeds the sum originally due to such Secured Party in the Original Currency, such Secured Party shall remit such excess to the Company.

Section 12.15	Interest on Amounts.

Except as may be expressly provided otherwise in this Agreement, all amounts owed by the Parent or the Company to the Administrative Agent and to any of the Noteholders, which are not paid when due (whether at stated maturity, on demand, by acceleration or otherwise) shall bear interest (both before and after default and judgment), from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the interest rate applicable at such time to the Notes.

Section 12.16	Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain unamended and in full force and effect.

Section 12.17	Survival.

All representations and warranties made hereunder and in any other Note Purchase Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Holder, regardless of any investigation made by the Administrative Agent or any Holder or on their behalf and notwithstanding that the Administrative Agent or any Holder may have had notice or knowledge of any Default or Event of Default at the time of any purchase of a Note, and shall continue in full force and effect as long as any Note or any other Note Indebtedness shall remain unpaid or outstanding.

Section 12.18	Confidentiality.

Each of the Administrative Agent and the Noteholders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Directors, officers, employees and agents, including accountants, legal counsel and other advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other Party to this Agreement or any other Note Purchase Document, (v) in connection with the exercise of any remedies hereunder or under any other Note Purchase Document or any suit, action or proceeding relating to this Agreement or any other Note Purchase Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, (vii) with the consent of the Company, or (viii) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section, or (2) becomes available to the Administrative Agent or any Noteholder on a non-confidential basis from a source other than the Company. For the purposes of this Section, "Information" means all information received from any Company Party relating to the Company Parties and their businesses, other than any such information that is available to the Administrative Agent or any Noteholder on a non-confidential basis prior to disclosure by a Company Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.19	Patriot Act.

Each Noteholder that is subject to the United States PATRIOT Act and the Administrative Agent (to the extent that it is subject to the United States PATRIOT Act), for itself and not on behalf of any Noteholder, hereby notifies the Company Parties that, pursuant to the requirements of the United States PATRIOT Act, it is required to obtain, verify and record information that identifies the Company Parties, which information includes the name and address of each Company Party and other information that will allow such Noteholder or the Administrative Agent, as applicable, to identify each Company Party in accordance with the United States PATRIOT Act.  The Company Parties shall, promptly following a request by the Administrative Agent or any Noteholder, provide all documentation and other information that the Administrative Agent or such Noteholder requests in order to comply with its ongoing obligations under applicable "know your customer" and anti-money-laundering rules and regulations, including the United States PATRIOT Act.

(Signature pages follow herewith)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above.

LIMA ENERGY COMPANY

By:	/s/ H. H. Graves
Authorized Signing Officer

By:
Authorized Signing Officer

USA SYNTHETIC FUEL CORPORATION

By:	/s/ H. H. Graves
Authorized Signing Officer

By:
Authorized Signing Officer

 SIGNATURE PAGE
NOTE PURCHASE AGREEMENT

ADMINISTRATIVE AGENT:	THIRD EYE CAPITAL CORPORATION

	By:	/s/ Arif N. Bhalwani
Title Managing Director

	By:	/s/ David G. Alexander
Title Managing Director

NOTEHOLDER:	SPROTT ASSET MANAGEMENT GP INC., in its capacity as general partner of SPROTT ASSET MANAGEMENT L.P., in its capacity as Manager of SPROTT PC TRUST

	By:	/s/ Steven Rostowsky
Title

By:
Title

NOTEHOLDER:	THIRD EYE CAPITAL CREDIT OPPORTUNITIES S.ar.l, it its capacity as Managing General Partner of THIRD EYE CAPITAL CREDIT OPPORTUNITIES FUND – INSIGHT FUND

	By:	/s/ Richard Goddard
Title

	By:	/s/ Robert DeNormandie
Title

SIGNATURE PAGE
NOTE PURCHASE AGREEMENT

Schedule A
FORM OF NOTE

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR QUALIFIED UNDER ANY STATE  OR FOREIGN SECURITIES LAWS, AND THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED ONLY: (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE 1933 ACT, AND ANY APPLICABLE FOREIGN SECURITIES LAWS; (C) WITHIN THE UNITED STATES IN ACCORDANCE WITH (I) RULE 144A, IF AVAILABLE TO HOLDER, (II) RULE 144, IF AVAILABLE TO HOLDER, OR (III) PURSUANT TO ANY OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AVAILABLE TO HOLDER AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE OR FOREIGN SECURITIES LAWS, OR (D) PURSUANT TO A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE 1933 ACT AND QUALIFIED UNDER APPLICABLE STATE AND FOREIGN SECURITIES LAWS.

No. 1	LIMA ENERGY COMPANY	Principal Amount
	(existing under the laws of Ohio)	$30,000,000

	10% SECURED NOTES
	DUE AUGUST 31, 2015

		Date of Issue: _________, 20__

FOR VALUE RECEIVED, the undersigned, LIMA ENERGY COMPANY, a corporation existing under the laws of Ohio (the “Company”), hereby unconditionally promises to pay to Third Eye Capital Corporation, as administrative agent (the “Note Holder”), or its registered assigns, at the office of Third Eye Capital Corporation, Brookfield Place, TD Canada Trust Tower, 161 Bay Street, Suite 3930, Toronto, Ontario, Canada M5J 2S1 or at such other address as may be specified by the Note Holder, in lawful money of the United States of America and in immediately available funds, THIRTY MILLION DOLLARS ($30,000,000) in accordance with the Note Purchase Agreement (as defined below).  The Company agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the interest rates and on the dates specified in the Note Purchase Agreement, as well as the fees provided for therein.

This Note is one of the 10% Secured Notes of the Company due August 31, 2015 (the “Notes”), issued under the provisions of that certain Note Purchase Agreement (as it may be amended, supplemented, modified, extended, renewed, restated or replaced from time to time being herein referred to as the “Note Purchase Agreement”) dated September 24, 2012, among, inter alia, the Company, USA Synthetic Fuel Corporation, the Noteholders party thereto and the Note Holder.  Unless otherwise defined herein, terms defined in the Note Purchase Agreement and used herein shall have the meanings given to them in the Note Purchase Agreement. A copy of the Note Purchase Agreement is available for inspection at the offices of the Company.  All references to “dollars” and “$” in this Note are to lawful money of the United States of America.

Schedule A - 1

This Note is subject to the provisions of the Note Purchase Agreement and is subject to mandatory prepayment in whole or in part as provided in the Note Purchase Agreement and the other Note Purchase Documents.  Reference is hereby made to the Note Purchase Documents for a description of the properties and assets in which a Lien has been granted, the nature and extent of the security, the terms and conditions upon which the Liens were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and during the continuance of any Event of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Note Purchase Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

This Note is issuable in an initial minimum principal amount of $1,000,000.  This Note is a direct obligation of the Company and is secured by a first priority lien on and security interest in the Collateral subject only to the Permitted Liens which rank by law in priority.  The Note Purchase Agreement contains restrictions on the right of the Company to incur any additional indebtedness which is not Permitted Indebtedness, and to create, incur, assume or suffer to exist, Liens that are not Permitted Liens.

This Note is hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Noteholder for the use, forbearance or detention of the money advanced or to be advanced hereunder exceed the highest lawful rate permissible under applicable law.  If, from any circumstances whatsoever, fulfillment of any provision of this Note shall, at the time performance of such provisions are due, be deemed to be a payment of interest in excess of that authorized by applicable law, the obligation to be fulfilled shall be reduced to the limit so authorized by law, and if, from any circumstances, the Noteholder shall ever receive an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of the indebtedness evidenced hereby and not to the payment of interest.

This Note may only be transferred upon compliance with the conditions prescribed in the Note Purchase Agreement, on the Register kept at the Registered and Records Office of the Company by the registered holder hereof or his executors or administrators or other legal representatives or the holder’s attorney-in-fact, duly appointed by an instrument received by the Company.  For greater certainty, no consent of the Company is required for the transfer of the Note (or any principal amount thereof).

Schedule A - 2

The Note Purchase Agreement is and this Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to principles of conflicts of laws.

Schedule A - 3

IN WITNESS WHEREOF, LIMA ENERGY COMPANY has caused this Note to be signed by its Senior Officer(s) as of the __ day of ____________, 20__.

LIMA ENERGY COMPANY
By:
Name: Harry H. Graves
Title: Chairman

Schedule A - 4

FORM OF TRANSFER

TO:           LIMA ENERGY COMPANY (the “Company”)

FOR VALUE RECEIVED, the undersigned hereby assign(s) and transfers unto: ________________________ $____________ principal amount of Note No. ________ (the “Note”) of the Company and hereby irrevocably constitutes and appoints ________________________________, attorney-in-fact to transfer the said aggregate principal amount thereof on the books of the Company with full power of substitution in the premises.  The Note is issued pursuant to and under a Note Purchase Agreement dated as of September 24, 2012 (as it may be amended, supplemented, modified, extended, renewed, restated or replaced from time to time being herein referred to as the “Note Purchase Agreement”) among Lima Energy Company, USA Synthetic Fuel Corporation, Third Eye Capital Corporation, as administrative agent, and the Noteholders from time to time party thereto.

The undersigned hereby certifies that the transfer of these securities is not being made to, or, for the account or benefit of, and the offer of these securities was not made to, or, for the account or benefit of, and the person named above is not, and is not acting for the account or benefit of, a person in the “United States” or a “U.S. person” (as such terms are defined in Regulation S under the U.S. Securities Act) unless such transfer is exempt from registration under the U.S. Securities Act and all applicable state and foreign securities laws.

Date:           __________________________

____________________	___________________
Signature of Transferor	Name of Guarantor*	Signature of Guarantor*

Instructions: If the Note being transferred includes a legend restricting the transfer of such Note pursuant to the U S. Securities Act and applicable state or foreign securities laws, the Form of Transfer must be accompanied by either (a) a properly completed and executed declaration to the Company to the effect that the transfer is being made outside the United States pursuant to Rule 904 of Regulation S under the U S Securities Act, or (b) a written opinion of counsel or other evidence reasonably satisfactory to the Company to the effect that the transfer is exempt from the registration requirements of the U S. Securities Act and all applicable state and foreign securities laws.

The Administrative Agent hereby consents to the assignment and transfer described above.

THIRD EYE CAPITAL CORPORATION, as Administrative Agent
By:
Name: ●
Title: ●

Schedule A - 5

Schedule B
FORM OF COMPLIANCE CERTIFICATE

TO:
Third Eye Capital Corporation, as administrative agent for the Noteholders (as defined in the Note Purchase Agreement referred to and defined below) and as administrative agent for the Unitholders (as defined in the Unit Purchase Agreement referred to and defined below) (in such dual capacity, the "Agent")

AND TO:	The Noteholders and the Unitholders

The undersigned refers to (i) the note purchase agreement dated as of September 24, 2012 (as amended, supplemented or restated from time to time, the "Note Purchase Agreement") among Lima Energy Company (together with its successors and permitted assigns, the "Company"), USA Synthetic Fuel Corporation (together with its successors and permitted assigns, the "Parent"), Third Eye Capital Corporation, as administrative agent, and the Noteholders; and (ii) the unit purchase agreement dated as of September 24, 2012 (as amended, supplemented or restated from time to time, the "Unit Purchase Agreement") among the Company, the Parent, Third Eye Capital Corporation, as administrative agent, and the Unitholders.  Terms used herein and not defined have the meanings ascribed to them in the Note Purchase Agreement and the Unit Purchase Agreement, respectively.

I, the undersigned [insert title of Senior Officer] of the Parent, certify, without personal liability, to the Agent, the Noteholders and the Unitholders, that:

I have read the provisions of the Note Purchase Agreement and the Unit Purchase Agreement which are relevant to this certificate and have made such examinations or investigations as are necessary to enable me to express an informed opinion on the matters contained in this certificate.

1.	As at [date] (the "Determination Date"), the following calculations were true and correct:

(a)	Consolidated Current Assets to Consolidated Current Liabilities (Section 6.2(a)) (refer to Schedule I for details)

(b)	Free Cash Flow (Section 6.2(b)) (refer to Schedule II for details)1	$

(c)	Note Indebtedness (as defined in the Note Purchase Agreement) to Coal Asset Market Value (Section 6.2(c)(i)) (refer to Schedule III for details)2

(d)	Note Indebtedness (as defined in the Note Purchase Agreement) to Coal Distressed Value (Section 6.2(c)(ii)) (refer to Schedule III for details)2

(e)	Consolidated Unfunded Capital Expenditures (Section 6.2(d)) (refer to Schedule IV for details)	$

(f)	Minimum Cash Blocked Account (Section 6.2(e))	$

____________________________
1 Reporting to begin with the Fiscal Quarter ending September 30, 2014 and thereafter to be provided in connection with delivery of financial statements pursuant to Section 6.1(b) of the Note Purchase Agreement and the Unit Purchase Agreement.

2 Reporting to be provided in connection with delivery of financial statements pursuant to Section 6.1(a) and (b) of the Note Purchase Agreement and the Unit Purchase Agreement.

Schedule B - 1

2.	No Company Party has any Indebtedness other than Indebtedness permitted by the Note Purchase Agreement and the Unit Purchase Agreement.

3.	As at this date:

(a)
The Company has obtained or caused to be obtained, and continues to maintain in good standing, all licenses and certifications necessary or desirable in connection with the Lima Energy Project and the business of the Company;3

(b)	No Default or Event of Default has occurred and is continuing;

(c)	The Borrower is not in breach of any of the covenants, terms or conditions of the Note Purchase Agreement or the Unit Purchase Agreement;

(d)
The representations and warranties contained in Article 7 of the Note Purchase Agreement and the representations and warranties contained in Article 7 of the Unit Purchase Agreement were true and correct on the Determination Date as though made on such date, and are true and correct as though made on this date, in each case, except for any representation and warranty which is stated to be made only as of a certain date (and then as of such date);

(e)
The financial statements delivered pursuant to Section 6.1[(a)/(b)/(c)] of the Note Purchase Agreement and the Unit Purchase Agreement have been prepared in accordance with GAAP in effect on the date of such financial statements and each presents fairly and consistently the consolidated financial position of the Parent at the Determination Date and the consolidated results of the operations and changes in financial position of the Parent for the period covered by such statements.

DATED the ● day of ●, 20●.

[Senior Officer]

____________________________
3   Required for certificate delivered in connection with financial statements delivered pursuant to Section 6.1(a) of the Note Purchase Agreement and Unit Purchase Agreement.

Schedule B - 2

Schedule 6.4(c)
Liens

USASF

None

Lima Energy Company

None

CEC

None

Cleantech

None

Schedule 7.1(a)
Incorporation and Qualification

USASF

Delaware

Qualified to do business in Ohio

Lima Energy Company

Ohio

CEC

Wyoming

Cleantech

Delaware

Schedule 7.1(l)
Leased and Owned Properties

USASF	None

Lima Energy Company

Lima Energy Company intends to enter into agreements to purchase the Lima Energy Project site and intends to utilize some of the proceeds from the subject agreements toward that end.  At the present time, Lima Energy Company does not own, or lease or is bound by any agreement to own or lease any such properties.

Lima Energy Company has concurrently entered into an agreement with Global Energy, Inc. to purchase its coal asset located in Fayette Township, Vigo County, Indiana.

CEC

CEC and Interfuel E&P, Ltd. ("Interfuel") entered into an agreement pursuant to which Interfuel sold, transferred and assigned to CEC all of Interfuel’s right, title and interest in and to the energy asset consisting of 1.02 Billion BOE  of solid hydrocarbon energy.  No real property was transferred as a result of this agreement.  At the present time, CEC does not own, or lease or is bound by any agreement to own or lease any such properties.

Cleantech	None

Schedule 7.1(t)
Environmental Compliance

USASF	None

Lima Energy Company	None, however see below:

With respect to the Lima Energy Project site, the site was the subject of a US EPA Covenant Not To Sue after remediation of a small amount of waste materials.  On April 27, 2000, after the City of Lima completed a $200,000 Brownfield Assessment Demonstration Pilot through a Cooperative Agreement with the EPA, Ohio Environmental Protection Agency issued its "Covenant Not To Sue" (Exhibit 10.6.7 in TEC Data Room), agreeing that no significant environmental issues existed at the Lima Energy Project site.

During early construction activities at the site for the Lima Energy Project, demolition of 3 out of 4 structures was undertaken.  In its April 2006 progress report, Lima Energy’s subcontractor, Industrial Construction Company, Inc. (ICC) reported that two buildings contained minor quantities of asbestos that required removal.  Allied Environmental removed the asbestos following Ohio EPA protocols and procedures.  In its May 2006 progress report, ICC reported that the asbestos removal work was completed and the buildings demolished.  A 4th structure remains on the property and was shown to be free of asbestos.

CEC	None

Cleantech	None

Schedule 7.1(x)
Corporate Structure

USASF

Delaware corporation with over 300 stockholders

Subsidiaries

Lima Energy Company-  100% owned by USASF

CEC-100% owned by USASF

Cleantech Corporation- 100% owned by USASF

Schedule 7.1(aa)
Permitted Indebtedness

Promissory Note dated as of March 15, 2010 in the principal amount of $38,000,000 issued by the Company to Global Energy, Inc.

Schedule 7.1(cc)(i)
Jurisdictions

USASF

Ohio

Lima Energy Company

Ohio

CEC

Office listed as USASF head address.

BOE Energy Asset located in Wyoming.

Cleantech

Head office listed as USASF address.

No personal property

Schedule 7.1(cc)(ii)
Authorizations

Lima Energy Company

➢	Ohio EPA Permit to Install, 2002

➢	Ohio Power Siting Board Certificate of Need and environmental Compatibility, 2002, as amended

➢	Ohio EPA Construction Stormwater Permit, 2005

➢	City of Lima Building Permit- Fuel Storage Building, 2005

➢	DN Lockwood is "Designated Representative" and Mick Musulin is "Alternate Designated Representative" for compliance authority at USEPA

➢	Central Contractor Registration, last updated 6/8/2010. No federal grant applications pending. Main contact: Lynne R. Graves; alternates: Steven C. Vick

Schedule 7.1(cc)(iii)
Intellectual Property

E-GAS™ Technology License Agreement dated April 18, 2003 between Gasification  Engineering Corporation and Lima Energy Company, and Lima Letter Revision with Novation to ConocoPhillips dated July 30, 2003.

The Company and, as necessary, other Company Parties plan to enter into license agreements with outside parties for the various unit operations which will be required for plant operations.  Such licenses will most likely include Intellectual Property rights to allow us to run the unit operations.  At the present time, none of the Company or any other Company Parties has entered into such license agreements.

Schedule 7.1(cc)(iv)
Proceedings

None

Schedule 7.1(cc)(v)
Material Contracts

Lima Energy Company:

➢	E-GAS™ Technology License Agreement dated April 18, 2003 between GEC and Lima Energy Company, and Lima Letter Revision with Novation to ConocoPhillips dated July 30, 2003.

➢
EPC Agreement between Lima Energy Co. and Gasification Engineering Corp., April 18, 2006, plus all Change Orders, including but not limited to, No. 1 – 6, dated respectively:  August 11, 2006; March 9, 2007; April 3, 2007; November 12, 2007; June 23, 2008; June 20, 2008.

➢	Operations and Maintenance Agreement between Lima Energy Company and Gasification Engineering Corp., Jan 31, 2007.

➢	Contract for Purchase of Non-Potable Water between City of Lima and Lima Energy Company, February 20, 2004, with First Amendment of April 4, 2007.

➢
Amended and Restated Synthetic Natural Gas Purchase and Sale Agreement between The Procter & Gamble Paper Products Company and Lima Energy Company, August 13, 2007 plus 9 amendments and Letter Amendment Definition of Facility, effective October 28, 2008.

➢	Carbon Dioxide Sales Agreement between Lima Energy Company and Cambridge Resources, LLC, March 17, 2008.

➢	City of Lima letter authorizing access to site dated 9/3/2004.

➢	Development Fee Promissory Note to Global Energy

➢	Ohio Job Creation Tax Credit Agreement

➢	Community Redevelopment Act (CRA) Enterprise Zone Agreement

➢	Letter Interconnection Agreement, Columbia Gas Transmission - Lima Energy, May 11, 2004 , and amendment dated June 3, 2005

Schedule 7.1(cc)(vi)
Settlement Agreements

None

Schedule 7.1(dd)
Insolvency

None